UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 11-K

(Mark One)
☑    ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the fiscal year ended December 31, 2020

OR

☐    TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the transition period from to

Commission file number: 001-38646

A.Full title of the plan and the address of the plan, if different from that of the issuer named below:

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN

B.    Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:

Dow Inc.
2211 H.H. Dow Way
Midland, MI 48674

REQUIRED INFORMATION

Financial statements as of December 31, 2020 and 2019, and year ended December 31, 2020, supplemental schedule for the year ended December 31, 2020, and Report of Independent Registered Public Accounting Firm.

The Dow Chemical
Company Employees'
Savings Plan
Financial Statements as of December 31, 2020 and 2019,
and for Year Ended December 31, 2020 and Supplemental
Schedule for the Year Ended December 31, 2020

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN

Report of Independent Registered Public Accounting Firm

To Plan Participants and 401(k) Investment Committee of
The Dow Chemical Company Employees’ Savings Plan
Midland, Michigan

Opinion on the Financial Statements

We have audited the accompanying statements of net assets available for benefits of The Dow Chemical Company Employees’ Savings Plan (the “Plan”) as of December 31, 2020 and 2019, the related statement of changes in net assets available for benefits for the year ended December 31, 2020, and the related notes (collectively, the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2020 and 2019, and the changes in net assets available for benefits for the year ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on the Plan’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Plan in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risk of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by the Plan’s management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Supplemental Information

The supplemental information in the accompanying Schedule of Assets Held at the End of Year as of December 31, 2020 has been subjected to audit procedures performed in conjunction with the audit of the Plan’s financial statements. The supplemental information is presented for the purpose of additional analysis and is not a required part of the financial statements but included supplemental information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental information is the responsibility of the Plan’s management. Our audit procedures included determining whether the supplemental information reconciles to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental information. In forming our opinion on the supplemental information, we evaluated whether the supplemental information, including its form and content, is presented in conformity with the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. In our opinion, the supplemental information is fairly stated, in all material respects, in relation to the financial statements as a whole.

/s/ BDO USA, LLP

BDO USA, LLP
Grand Rapids, Michigan
June 14, 2021

We have served as the Plan’s auditor since 2019.

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN
STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
AS OF DECEMBER 31, 2020 and 2019

	2020			2019
	Allocated Participant Directed	Unallocated Non-participant Directed	Total	Allocated Participant Directed	Unallocated Non-participant Directed	Total
Assets
Investments - at fair value (Notes 3 and 4)	$9,191,738,777	$95,712,891	$9,287,451,668	$8,721,635,423	$191,290,286	$8,912,925,709
Fully benefit-responsive investment contracts - at contract value	2,029,622,679	—	2,029,622,679	1,880,324,853	—	1,880,324,853
Receivables - interest, dividends and other	8,248,882	576,719	8,825,601	4,598,211	5,798	4,604,009
Receivables - participant notes	98,356,901	—	98,356,901	103,900,465	—	103,900,465
Total Assets	$11,327,967,239	$96,289,610	$11,424,256,849	$10,710,458,952	$191,296,084	$10,901,755,036
Liabilities
LESOP loan payable (Note 5)	$—	$8,963,940	$8,963,940	$—	$18,052,019	$18,052,019
Other payables	5,509,244	433,020	5,942,264	5,155,054	869,654	6,024,708
Total Liabilities	$5,509,244	$9,396,960	$14,906,204	$5,155,054	$18,921,673	$24,076,727
Net Assets Available For Benefits	$11,322,457,995	$86,892,650	$11,409,350,645	$10,705,303,898	$172,374,411	$10,877,678,309
See Notes to Financial Statements.

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN
STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
FOR THE YEAR ENDED DECEMBER 31, 2020

	Allocated Participant Directed	Unallocated Non- Participant Directed	Total
Additions
Investment income
Net realized/unrealized gain (loss) on investments	$1,261,352,845	$(19,186,951)	$1,242,165,894
Interest and dividends	113,684,547	6,888,583	120,573,130
Total investment gain (loss)	$1,375,037,392	$(12,298,368)	$1,362,739,024
Employer contributions	$13,948	$2,564,927	$2,578,875
Employee contributions	224,801,492	—	224,801,492
Interest on participant notes receivable	4,891,077	—	4,891,077
Allocation of 1,754,921 shares of common stock of Dow Inc., at market	75,097,569	—	75,097,569
Total additions	$1,679,841,478	$(9,733,441)	$1,670,108,037
Deductions
Distributions and withdrawals	$1,057,582,372	$—	$1,057,582,372
Administrative expenses	1,619,677	—	1,619,677
Interest expense	—	650,751	650,751
Allocation of 1,754,921 shares of common stock of Dow Inc., at market	—	75,097,569	75,097,569
Total deductions	$1,059,202,049	$75,748,320	$1,134,950,369
Net increase (decrease)	$620,639,429	$(85,481,761)	$535,157,668
Transfers out	(3,485,332)	—	(3,485,332)
Net Assets Available for Benefits
Beginning of year	10,705,303,898	172,374,411	10,877,678,309
End of year	$11,322,457,995	$86,892,650	$11,409,350,645
See Notes to Financial Statements.

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS

1.DESCRIPTION OF THE PLAN
The following description of The Dow Chemical Company Employees' Savings Plan (the “Plan”) provides only general information. Participants should refer to the Plan document or the Summary Plan Description provided to all participants for a more complete description of the Plan's provisions.

General - The Plan is a defined contribution plan consisting of (1) a profit sharing plan with a cash or deferred feature, which is intended to qualify under Sections 401(a) and 401(k) of the Internal Revenue Code as of 1986, as amended (“Code”), and (2) a leveraged employee stock ownership plan (“LESOP”), which is intended to qualify as a stock bonus plan under Sections 401(a) and 4975(e)(7). The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 ("ERISA"), as amended. The Plan covers any person who is, or becomes, an eligible employee of The Dow Chemical Company (the "Company" or “TDCC”), or of certain of TDCC's subsidiaries, including former employees with balances in the Plan.

Employee Contributions - Plan participants generally may elect to contribute from 0.5% to 40% of their compensation, depending on the participant's eligible pay, limited to a 0.5% minimum contribution. The maximum yearly gross compensation pre-tax or Roth 401(k) contribution made through payroll deductions was $19,500 in 2020. Participants who attained age 50 before the end of the plan year were eligible to make additional catch-up contributions in the amount of $6,500 in 2020. Plan participants may elect to increase, decrease, suspend, or resume compensation deferrals at any time. New elections are effective as soon as practicable after the request is processed. Newly hired eligible employees not electing to enroll, within a reasonable period of time, are automatically enrolled to contribute 6% of their eligible pay to the Plan, unless the employee elects to opt out. The automatic contributions will increase by 1% each year effective April 1, until the contribution rate reaches 10%, unless the employee designates otherwise. The contributions default to the applicable BTC Lifepath Fund based on the employee's date of birth, unless otherwise designated by the employee.

Company Contributions - In general, the Company's matching contribution provides a 100% match on the first 2% of eligible pay deferrals and a 50% match of the next 4% of eligible pay deferrals. Legacy Rohm and Haas Company employees' Company matching contributions are calculated as 100% of the first 3% of eligible pay deferrals and a 50% match of the next 3% of eligible pay deferrals. For legacy Dow Silicones Corporation (formally known as Dow Corning Corporation) employees hired prior to January 1, 2006, the Company's matching contribution provides a 100% match on the first 3% of eligible pay deferrals and 50% on the next 2% of eligible pay deferrals; and for those hired on and after January 1, 2006 and prior to September 1, 2016, the Company's matching contribution provides a 100% match on the first 3% of eligible pay deferrals and 50% on the next 4% of eligible pay deferrals. The Company's matching contribution is made in the form of Company stock from the LESOP. Employees may divest their Dow stock at any time and elect one of the other investment options available to them under the Plan.

In accordance with the provisions of the Plan, the Plan is required to release shares in proportion to the principal and interest paid on the LESOP loan as a percentage of beginning of year outstanding principal and interest. The shares released from unallocated LESOP shares are allocated to participants to satisfy the Company's matching requirements. In 2020, there was no “Excess Employee Stock Ownership Program ("ESOP") Shares Distribution” contribution. No such contingent matching contributions were made to participants for the year ended December 31, 2020.

If the required Company matching contributions under the provisions of the Plan are greater than the value of the shares released, the Company is required to make an additional contribution to cover the shortfall. For the year ended December 31, 2020, the Company allocated shares of 51,240 and contributed cash of $576,690 to the Plan participants in March 2021, which was due to them under the Plan's true up provision.

Dividends - Participants invested in Dow Inc. stock funds may elect to receive dividends as a distribution rather than reinvesting dividends within the participant account.

Account Valuation - Participant account balances reflect the total contributions made to the Plan by employees and the Company, plus investment results, less expenses and withdrawals.

Vesting - Participants are immediately vested in all amounts credited to their Plan account, including employee contributions, Company contributions, and investment earnings.

Benefits Distribution - Benefits are generally distributable upon termination of employment as a lump-sum payment or partial withdrawal or may be deferred until minimum distributions are required by law. The Plan makes a lump-sum payment to terminated participants who have a balance that does not exceed $1,000. Active employees may request in-service distributions upon the attainment of age 59-1/2. Active employees under the age of 59-1/2 may request a distribution in the event of a financial hardship as defined by the Plan.

Participant Notes Receivable - Active participants, retirees and terminated participants may borrow from their employee contributions, plus earnings on those contributions, with a minimum note receivable of $1,000. Participant notes receivable are limited to the smaller of:

•50% of the total account balance or
•$50,000 less the highest outstanding participant note receivable balance in the preceding 12 months

Note receivable repayments for active employees are made through payroll deductions, on an after tax basis, with a minimum term of six months and a maximum of 60 months for any purpose other than the purchase of a primary residence; and a minimum term of six months and a maximum of 120 months for participant note receivable for the purpose of purchasing a primary residence. Repayments, both interest and principal, are credited to the participant's account and are allocated among the fund options according to the participant's current investment election. A fixed interest rate is applied to the note receivable. This rate is generally equal to the prime rate on the last day of each calendar quarter before the loan is processed. The range of interest rates on notes receivable outstanding at December 31, 2020 and 2019 was 3.25% to 10.5%.
Investments - Participants direct the investment of their contributions into various investment options offered by the Plan.

Related Party and Party-In-Interest Transactions - Administrative expenses of the trustee are charged to the Plan. The assets of the Plan are held by Fidelity Management Trust Company (“Fidelity”), who acts as independent trustee, custodian and recordkeeper for the investments in the Plan, except the assets held by Synthetic Guaranteed Investment Contracts, which are custodied at Bank of New York Mellon. Fidelity manages certain plan investments. All transactions with Fidelity qualify as party-in-interest transactions.

Plan investments include shares of common stock of TDCC's parent company, Dow Inc., and the Plan holds notes receivable from Plan participants.

The Plan has a loan outstanding with Dorintal Reinsurance, Ltd., a related party. See Note 5 for additional information.

Amendment or Termination - The Plan does not have an expiration date. The Company may at any time terminate, amend, or modify the Plan, subject to certain rights of the Plan participants. Upon termination of the Plan, each participant is entitled to receive the entire balance in his or her account in accordance with the terms of the Plan.

2.SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting - The financial statements of the Plan have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America.

Use of Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of net assets available for benefits and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of changes in net assets available for benefits during the reporting period. Actual results could differ from those estimates.

Investment Valuation and Income Recognition - Investments in the Plan consisting of common stock of Dow Inc., mutual funds, certain money market funds and common stock are stated at fair value based upon the quoted market value of such securities at year end. The investments in common/collective trusts are valued at net asset value per share (or its equivalent) of the fund, based on the fair values of the underlying net assets. There are no redemption restrictions or unfunded commitments on these investments. Temporary investments are investments in short term money market funds in the respective investment funds. Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date. Net appreciation (depreciation) in the fair value of investments includes the Plan's gains and losses on investments bought and sold as well as held during the year.

Investments of the Interest Income Fund (“Fund”) included in the Plan consist of Synthetic Guaranteed Investment Contracts (“Synthetic GICs”), bonds, a money market fund, and a common collective trust fund. All of the Plan's Synthetic GICs are fully benefit-responsive and are recorded at contract value. Contract value is the amount participants would normally receive if they were to initiate permitted transactions under the terms of the Plan. Contract value represents deposits made to the contract plus earnings at guaranteed crediting rates less withdrawals and applicable fees. Synthetic GICs operate similarly to an insurance company separate account investment contract, except that the assets are placed in a separate custodial account (owned by the Plan) rather than such assets being held in a separate account of the insurance company. A Synthetic GIC is a wrap contract paired with an underlying investment or investments, usually a portfolio, owned by the Plan, of high-quality, intermediate term fixed income securities or common/collective trusts holding similar investments. The Plan purchases a wrapper contract from financial services institutions.

In addition to holding certain assets, Synthetic GICs include features designed to provide participant liquidity at book value as well as periodic interest crediting rates. The liquidity feature is also known as “benefit responsiveness.” Synthetic GICs may be issued by banks, insurance companies and other financial institutions.

The Synthetic GICs provide for prospective crediting interest rate adjustments based on the interest earnings and fair value of the underlying assets. The crediting interest rates are reset monthly and the contracts guarantee that the crediting interest rates cannot be less than zero.

Certain events may limit the ability of the Plan to transact at contract value with the insurance company and the financial institution issuer. Such events include the following: (i) amendments to the plan documents (including complete or partial plan termination or merger with another plan); (ii) changes to the Plan's prohibition on competing investment options or deletion of equity wash provisions; (iii) bankruptcy of the plan sponsor or other plan sponsor events (e.g., divestitures or spin offs of a subsidiary) which cause a significant withdrawal from the Plan; or (iv) the failure of the Plan to qualify for exemption from federal income taxes or any required exemption of prohibited transactions under ERISA. The plan administrator does not believe that the occurrence of any such event that may limit the Plan's ability to transact at contract value is probable.

Synthetic GICs generally impose conditions on both the Plan and the issuer. If an event of default occurs and is not resolved, the non-defaulting party may terminate the contract. The following may cause the Plan to be in default: a breach of material obligation under the contract; a material misrepresentation; or a material amendment to the plan agreement. The issuer may be in default if it breaches a material obligation under the investment contract; makes a material misrepresentation; or is acquired or reorganized and the successor issuer does not satisfy the investment or credit guidelines applicable to issuers. If, in the event of default of an issuer, the Plan were unable to obtain a replacement investment contract, losses may occur if the market value of the Plan's assets, which were covered by the contract, is below the contract value. The Plan may seek to add additional issuers over time to diversify the Plan's exposure to such risk, but there is no assurance the Plan may be able to do so. The combination of the default of an issuer and an inability to obtain a replacement agreement could render the Plan unable to achieve its objective of maintaining a stable contract value. The terms of an investment contract generally provide for settlement of payments only upon termination of the contract or total liquidation of the covered investments. Generally, payments will be made pro rata, based on the percentage of investments covered by each issuer. Contract termination occurs whenever the contract value or market value of the covered investments reaches zero or upon certain events of default.

If the contract terminates due to issuer default (other than a default occurring because of a decline in its rating), the issuer will generally be required to pay to the Plan the excess, if any, of contract value over market value on the date of termination. If a contract terminates due to a decline in the ratings of the issuer, the issuer may be required to pay to the Plan the cost of acquiring a replacement contract (i.e., replacement cost) within the meaning of the contract. If the contract terminates when the market value equals zero, the issuer will pay the excess of contract value over market value to the Plan to the extent necessary for the Plan to satisfy outstanding contract value withdrawal requests. Contract termination also may occur by either party upon election and notice.

Changes in fixed income market conditions and interest rates may affect the yield to maturity and the market value of the underlying investments. Such changes could have a material impact on the Synthetic GIC's future interest crediting rates. In addition, participant withdrawals from and transfers out of the Interest Income Fund made according to Plan provisions are paid at contract value but funded through the market value liquidation of the underlying investments. This process of funding participant withdrawals and transfers from market value liquidations of underlying investments may also have an effect on future interest crediting rates.

Participant Notes Receivable - Participant notes receivable are recorded at their unpaid principal balances plus any accrued interest. Participant notes receivable are written off when deemed uncollectible. No allowance for credit losses has been recorded as of December 31, 2020 and 2019.

Benefits Payable - Amounts payable to persons who have withdrawn from participation are not recorded as a liability of the Plan. Benefits payable to participants who had withdrawn from participation in the Plan as of December 31, 2020 and 2019 were insignificant.

Federal Income Tax Status - The Internal Revenue Service has determined and informed the Company by a letter dated September 2, 2014, that the Plan is qualified and the trust established under the Plan is tax exempt under the appropriate sections of the Internal Revenue Code (the “Code”). Although the Plan has been amended since receiving the determination letter, the plan administrator believes the Plan is designed and is currently being operated in compliance with the applicable requirements of the Code.

In accordance with guidance on accounting for uncertainty in income taxes, management evaluated the Plan's tax position and does not believe the Plan has any uncertain tax positions that require disclosure or adjustment to the financial statements. The Plan is subject to routine audits by taxing authorities; however, there are currently no audits for any tax periods in progress.

Risks and Uncertainties - The Plan invests in various investment instruments, including shares of the common stock of Dow Inc. Investment securities, in general, are exposed to various risks, such as interest rate, credit and overall market volatility. Due to the level of risk associated with certain investment securities, it is reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect the amounts reported in the financial statements.

The pandemic caused by coronavirus disease 2019 (“COVID-19”) has impacted and may continue to impact investment results. The ultimate severity and duration of the COVID-19 pandemic and the resulting impact on the Plan cannot be reasonably estimated.

3.    LEVERAGED EMPLOYEE STOCK OWNERSHIP PLAN INVESTMENTS

The Plan's investment in The Dow Chemical Company LESOP, at December 31, 2020 and 2019, is presented in the following table:

	2020		2019
	Allocated	Unallocated	Allocated	Unallocated
Number of Shares	4,402,962	1,721,653	4,586,156	3,476,574
Cost	$19,195,037	$48,578,984	$20,448,646	$91,256,210
Fair Value	$244,364,391	$95,551,742	$251,000,318	$190,272,895

4.    FAIR VALUE

Accounting standards require certain assets and liabilities be reported at fair value in the financial statements and provide a framework for establishing that fair value. The framework for determining fair value is based on a hierarchy that prioritizes the inputs and valuation techniques used to measure fair value.

For investments classified as Level 1 measurements (measured using quoted prices in active markets), the total fair value is either the price of the most recent trade at the time of the market close or the official close price as defined by the exchange in which the asset is most actively traded on the last trading day of the period, multiplied by the number of units held without consideration of transaction costs.

For investments classified as Level 2 measurements, where the security is frequently traded in less active markets, fair value is based on the closing price at the end of the period; where the security is less frequently traded, fair value is based on the price a dealer would pay for the security or similar securities, adjusted for any terms specific to that security. Market inputs are obtained from well-established and recognized vendors of market data and subjected to tolerance/quality checks.

For investments classified as Level 3 measurements, the total fair value is based on significant unobservable inputs including assumptions where there is little, if any, market activity for the investment. The investment's fair value level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.

The following table presents information about certain assets of the Plan measured at fair value on a recurring basis:

Assets Measured at Fair Value on a Recurring Basis	December 31, 2020		December 31, 2019
	Total	Level 1	Total	Level 1
Dow Inc. Common Stock:
Allocated participant directed	$582,601,371	$582,601,371	$562,685,150	$562,685,150
Unallocated non-participant directed	95,551,742	95,551,742	190,272,895	190,272,895
Common stock	733,214,184	733,214,184	794,975,916	794,975,916
Mutual funds	1,686,751,549	1,686,751,549	1,628,888,655	1,628,888,655
Temporary investments - Money market funds:
Allocated participant directed	64,485,031	64,485,031	84,975,342	84,975,342
Unallocated non-participant directed	161,149	161,149	1,017,391	1,017,391
Total categorized assets at fair value	$3,162,765,026	$3,162,765,026	$3,262,815,349	$3,262,815,349
Fair value measured at net asset value per share: [1]
Common/collective trusts	6,124,686,642		5,650,110,360
Total assets at fair value	$9,287,451,668		$8,912,925,709
1.Investments in common/collective trusts are measured at fair value using the net asset value per share (or its equivalent) as a practical expedient and have not been categorized in the fair value hierarchy. The fair value amounts presented in this table are intended to permit reconciliation of the fair value hierarchy to the amounts presented in the statements of net assets available for benefits.

The Plan's policy is to recognize transfers between levels of the fair value hierarchy as of the actual date of the event of change in circumstances that caused the transfer. There were no significant transfers between levels of the fair value hierarchy during 2020.

5.    LEVERAGED EMPLOYEE STOCK OWNERSHIP PLAN AND LOAN PAYABLE

The Plan consists of a profit sharing plan with a cash or deferred feature which is intended to qualify under Sections 401(a) and 401(k) of the Code and an ESOP that is intended to qualify (as a stock bonus plan) under Sections 401(a) and 4975(e)(7) of the Code. The ESOP consists of (i) a leveraged employee stock ownership plan ("LESOP"), and (ii) the Dow Inc. stock funds. The LESOP includes (i) the assets of the Suspense Account and (ii) a LESOP Stock Fund which (A) shall consist of shares of Dow Inc. common stock acquired with the proceeds of exempt loans, and allocated to participant accounts, and (B) shall provide for such subaccounts as described in the definition of “LESOP Account” in Section 1.3 in the Plan and as further necessary. The portion of the Plan invested in the Dow Inc. stock funds constitutes part of the employee stock ownership plan under Section 4975(e)(7) of the Code. The Trustee or its nominee votes all unallocated shares under the LESOP.

The Plan has a loan outstanding with Dorintal Reinsurance, Ltd., a related party, which bears interest at 4% and matures in 2024. Additional principal payments were made in 2019 and 2020 and, therefore, the loan is now expected to be paid in full in 2022. The Plan uses dividends paid on unallocated shares of Dow Inc. common stock to make the scheduled quarterly principal and interest payments. If needed, the Plan may use dividends paid on allocated shares of Dow Inc. common stock. The Company is required to make a cash contribution to fund any quarterly shortages in common stock dividends paid as compared to required principal and interest payments. In 2020, Dow contributed cash to the plan to cover the shortfall on the loan repayment. Dow Inc. declared common stock dividends of $2.80 per share during 2020.

Interest expense for the year ended December 31, 2020 was $650,751. The minimum principal payments on the loan to maturity are as follows:

Minimum Loan Principal Payment to Maturity	At December 31, 2020
2021	$5,164,164
2022	3,799,776
Total	$8,963,940

6.    RECONCILIATION OF FINANCIAL STATEMENTS TO FORM 5500

The following is a reconciliation of net assets available for benefits per the financial statements to Form 5500 as of December 31, 2020 and 2019:

Reconciliation of Net Assets Available for Benefits per the Financial Statements to Form 5500 at December 31,	2020	2019
Net assets available for benefits per the financial statements	$11,409,350,645	$10,877,678,309
Adjustment from contract value to fair value for fully benefit-responsive Synthetic GICs	92,988,189	36,300,993
Net assets available for benefits per Form 5500	$11,502,338,834	$10,913,979,302

The following is a reconciliation of net increase in net assets available for benefits per the financial statements to Form 5500 for the year ended December 31, 2020:

Reconciliation of Net Increase in Net Assets Available for Benefits per the Financial Statements to Form 5500 for 2020
Net increase in net assets available for benefits per the financial statements	$535,157,668
Adjustment from contract value to fair value for fully benefit-responsive Synthetic GICs	56,687,196
Net income per Form 5500	$591,844,864

7.SUBSEQUENT EVENTS
On March 4, 2021, the Company announced changes to its U.S. retirement programs, including changes in Company contributions to the Plan. Effective January 1, 2022, the Company will harmonize matching contributions to the Plan across the Company's U.S. eligible employee population. The new matching contribution will allow all eligible U.S. employees to receive matching contributions of up to 5 percent of their eligible compensation. In addition, beginning on January 1, 2024, all eligible U.S. employees will receive an automatic non-elective contribution to the Plan of 4 percent of their eligible compensation.

SUPPLEMENTAL SCHEDULE

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN
PLAN SPONSOR: THE DOW CHEMICAL COMPANY
EMPLOYER IDENTIFICATION NO. 38-1285128
PLAN NO. 002
SCHEDULE H, LINE 4i - SCHEDULE OF ASSETS (HELD AT END OF YEAR)
INCLUDING APPENDICES A - E
AS OF DECEMBER 31, 2020
		(c)
		Description of Investment
	(b)	Including Maturity Date,	(d)	(e)
	Identity of Issuer, Borrower,	Rate of Interest, Collateral,	Cost or Contract	Current
(a)	Lessor, or Similar Party	Par, or Maturity Value	Value	Value
*	Dow Inc.
	Dow Inc. Stock	Dow Stock	**	$338,236,980
	LESOP	Allocated LESOP - Dow Stock	**	244,364,391
	LESOP	Unallocated LESOP - Dow Stock	$48,578,984	95,551,742
	DuPont Stock	Common Stock	**	454,487,831
	Corteva Inc. Stock	Common Stock	**	248,346,247
	Lilly Pre 91 Stock	Common Stock	**	1,161,282
	Lilly Post 90 Stock	Common Stock	**	4,469,701
	Linde Stock Fund	Common Stock	**	24,749,123
	T. Rowe Price US Treasury Fund	Common/Collective Trust	**	144,663,036
	PIM Total Return Inst	Mutual Fund	**	197,060,514
	TRP IS MID CP EQ GR	Mutual Fund	**	553,571,355
	NB Genesis R6	Mutual Fund	**	261,012,126
	TRP High Yield Inst	Mutual Fund	**	116,682,170
	BTC LP IDX RETIRE N	Common/Collective Trust	**	322,259,670
	BTC LP IDX 2025 N	Common/Collective Trust	**	355,844,289
	BTC LP IDX 2030 N	Common/Collective Trust	**	323,829,884
	BTC LP IDX 2035 N	Common/Collective Trust	**	238,449,109
	BTC LP IDX 2040 N	Common/Collective Trust	**	200,114,472
	BTC LP IDX 2045 N	Common/Collective Trust	**	182,430,510
	BTC LP IDX 2050 N	Common/Collective Trust	**	155,519,473
	BTC LP IDX 2055 N	Common/Collective Trust	**	144,425,669
	BTC LP IDX 2060 N	Common/Collective Trust	**	21,117,163
	ACWI ex-US IMI Index	Common/Collective Trust	**	185,234,600
	MFS Heritage MFS US REIT Fund	Common/Collective Trust	**	57,903,374
	MKS Convertible	Common/Collective Trust	**	35,777,495
	Vang Inst 500 IDX TR	Common/Collective Trust	**	1,725,841,110
	Vang Inst Ext Mkt	Common/Collective Trust	**	454,546,867
	Vang Inst Tot Bd IDX	Common/Collective Trust	**	215,745,979
	Vang Global Equity	Mutual Fund	**	237,978,207
	Vang Dev Mkt IDX IP	Mutual Fund	**	144,317,044
	Vang LT Treasury ADM	Mutual Fund	**	98,716,512
	PIM Com Real Ret I	Mutual Fund	**	10,881,207
	PIM Real Return Inst	Mutual Fund	**	66,532,414
	Small Cap:
	BTC Russel 2000 Index Fund	Common/Collective Trust	**	312,057,526
	Emerging Markets IDX:
	Emerging Markets Non-Lend	Common/Collective Trust	**	110,319,278
	Forward			$8,284,198,350

*	Represents a party-in-interest to the Plan
**	Cost information not required

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN
PLAN SPONSOR: THE DOW CHEMICAL COMPANY
EMPLOYER IDENTIFICATION NO. 38-1285128
PLAN NO. 002
SCHEDULE H, LINE 4i - SCHEDULE OF ASSETS (HELD AT END OF YEAR)
INCLUDING APPENDICES A - E
AS OF DECEMBER 31, 2020
		(c)
		Description of Investment
	(b)	Including Maturity Date,	(d)	(e)
	Identity of Issuer, Borrower,	Rate of Interest, Collateral,	Cost or Contract	Current
(a)	Lessor, or Similar Party	Par, or Maturity Value	Value	Value
	Forward			$8,284,198,350

*	Fidelity Contrafund Pool CL 2	Common/Collective Trust	**	938,607,138
*	Interest Bearing Cash	Temporary Investments	**	11,610,590
*	Fidelity Short Term Investment Fund	Temporary Investments	**	53,035,590
*	Participant Notes Receivable	Interest recorded at prime rate (3.25% - 10.5%) and maturities up to 60 months	**	98,356,901
	Total			$9,385,808,569

*	Represents a party-in-interest to the Plan			(continued)
**	Cost information not required

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN
PLAN SPONSOR: THE DOW CHEMICAL COMPANY
EMPLOYER IDENTIFICATION NO. 38-1285128
PLAN NO. 002
SCHEDULE H, LINE 4i - SCHEDULE OF ASSETS (HELD AT END OF YEAR)
INCLUDING APPENDICES A - E
AS OF DECEMBER 31, 2020
		(c)
		Description of Investment
	(b)	Including Maturity Date,	(d)	(e)
	Identity of Issuer, Borrower,	Rate of Interest, Collateral,	Cost or Contract	Current
(a)	Lessor, or Similar Party	Par, or Maturity Value	Value	Value
	Pacific Life:
	G- 27523.01.0001 (see underlying assets at Appendix A)	IGT Invesco ShrtTrm Bond; PIMCO; Synthetic GIC	**	$292,899,908

	Voya Retirement & Annuity:
	60031-A (see underlying assets at Appendix A)	IGT Invesco ShrtTrm Bond; PIMCO; Synthetic GIC	**	400,884,155

	60090 (see underlying assets at Appendix B)	Various Securities, maturity dates, and asset types; Synthetic GIC	**	1,286,086

	Transamerica:
	MDA01078TR (see underlying assets at Appendix C)	IGT Invesco ShrtTrm Bond; Dow NISA; Synthetic GIC	**	347,447,804

	RGA:
	RGA 00036 (see underlying assets at Appendix E)	IGT Invesco ShrtTrm Bond; Wellington; Synthetic GIC	**	$283,054,128

	Prudential Insurance:
	GA-62233 (see underlying assets at Appendix D)	Jennison; Synthetic GIC	**	$347,565,148

	GA-63084	IGT Invesco ShrtTrm Bond; Synthetic GIC	**	$35,560,317

	Met Tower Life:
	38025 (see underlying assets at Appendix E)	IGT Invesco ShrtTrm Bond; Wellington; MacKay Shields; Synthetic GIC	**	$320,925,133

	Total guaranteed investment contracts			$2,029,622,679
	Total			$11,415,431,248

*	Represents a party-in-interest to the Plan
**	Cost information not required

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN
PLAN SPONSOR: THE DOW CHEMICAL COMPANY
EMPLOYER IDENTIFICATION NO. 38-1285128
PLAN NO. 002
APPENDIX A - UNDERLYING ASSETS FOR PACIFIC LIFE G-27523.01.0001 AND VOYA RETIREMENT & ANNUITY 60031-A
December 31, 2020

			(c)
	(b)		Face Value		(e)
	Identity of Issue, Borrower,		or Number	(d)	Current
(a)	Lessor or Similar Party		of Shares	Cost	Value
	ADVENTIST HEALTH SYSTEM/WEST	2.433% 09/01/2024 DD 10/31/19	700,000	$700,000	$725,705
	ALEXANDRIA REAL ESTATE EQU	1.875% 02/01/2033 DD 08/05/20	700,000	698,684	698,880
	AMERICAN TOWER CORP	3.000% 06/15/2023 DD 12/08/17	900,000	925,875	953,577
	AMERICAN TOWER CORP	2.750% 01/15/2027 DD 10/03/19	700,000	698,866	759,444
	ANDREW W MELLON FOUNDATION/THE	0.947% 08/01/2027 DD 07/29/20	700,000	700,000	699,524
	AT&T INC	4.300% 02/15/2030 DD 08/15/18	1,549,000	1,557,163	1,850,342
	AVIATION CAPITAL GROUP LL 144A	2.875% 01/20/2022 DD 01/20/17	400,000	404,832	405,028
	BANK 2017-BNK7 BNK7 ASB	3.265% 09/15/2060 DD 09/01/17	1,000,000	1,029,960	1,092,200
	BANK OF AMERICA CORP	VAR RT 07/21/2028 DD 07/21/17	2,800,000	2,982,196	3,180,856
	BANK OF AMERICA CORP	VAR RT 12/20/2028 DD 12/20/17	800,000	805,326	903,632
	BANK OF AMERICA CORP	VAR RT 02/13/2026 DD 02/13/20	100,000	100,150	104,804
	BANNER HEALTH	1.897% 01/01/2031 DD 10/29/20	400,000	400,000	407,556
	BARCLAYS PLC	VAR RT 06/24/2031 DD 06/24/20	2,100,000	2,164,785	2,186,814
	BAT CAPITAL CORP	2.259% 03/25/2028 DD 09/25/20	500,000	500,000	519,025
	BAY AREA CA TOLL AUTH TOLL BRI	2.574% 04/01/2031 DD 09/26/19	800,000	870,496	862,736
	BAYER US FINANCE II LLC 144A	VAR RT 06/25/2021 DD 06/25/18	700,000	700,000	701,421
	BEAR STEARNS ALT-A TRUS 11 2A2	VAR RT 11/25/2034 DD 09/01/04	44,583	43,942	45,003
	BMW US CAPITAL LLC 144A	VAR RT 04/12/2021 DD 04/12/18	1,000,000	1,000,000	1,000,680
	BNP PARIBAS SA 144A	VAR RT 01/10/2025 DD 01/10/19	700,000	755,552	778,001
	BPCE SA	4.000% 04/15/2024 DD 04/15/14	1,300,000	1,327,690	1,439,386
	CALIFORNIA ST UNIV REVENUE	1.690% 11/01/2029 DD 09/17/20	600,000	600,000	601,638
	CGMS COMMERCIAL MORT B1 AAB	3.243% 08/15/2050 DD 08/01/17	2,300,000	2,360,131	2,515,924
	CHARTER COMMUNICATIONS OPER	4.464% 07/23/2022 DD 07/23/16	500,000	537,530	527,120
	CHESAPEAKE FUNDING 1A A1 144A	2.940% 04/15/2031 DD 03/26/19	656,834	656,736	667,389
	CITIGROUP COMMERCIAL GC11 AAB	2.690% 04/10/2046 DD 04/01/13	175,203	174,772	178,837
	CITIGROUP COMMERCIAL GC29 AAB	2.984% 04/10/2048 DD 04/01/15	599,243	612,281	624,309
	CITIGROUP COMMERCIAL MO B2 AAB	3.962% 03/10/2051 DD 03/01/18	700,000	720,960	798,049
	CITIGROUP COMMERCIAL MO P8 AAB	3.268% 09/15/2050 DD 09/01/17	1,100,000	1,132,985	1,204,720
	CITIGROUP INC	3.400% 05/01/2026 DD 05/02/16	2,850,000	2,879,145	3,207,903
	CITIGROUP INC	VAR RT 11/05/2030 DD 11/05/19	750,000	817,110	825,983
	COBB-MARIETTA COLISEUM & EXHIB	2.700% 01/01/2022 DD 09/09/15	650,000	650,000	664,469
	COMM 2013-CCRE11 MORT CR11 ASB	3.660% 08/10/2050 DD 10/01/13	367,623	384,052	382,648
	COMM 2013-CCRE9 MORT CR9 A4	VAR RT 07/10/2045 DD 07/01/13	600,000	633,609	648,090
	COMM 2014-CCRE19 MORT CR19 ASB	3.499% 08/10/2047 DD 08/01/14	596,489	614,369	627,835
	COMM 2015-DC1 MORT DC1 ASB	3.142% 02/10/2048 DD 03/01/15	311,623	320,968	323,839
	COMM 2016-COR1 MORT COR1 ASB	2.972% 10/10/2049 DD 10/01/16	500,000	505,645	535,820
	COMM 2016-CR28 MORT CR28 A4	3.762% 02/10/2049 DD 02/01/16	1,000,000	1,091,367	1,132,520
	COMMIT TO PUR FNMA SF MTG	2.000% 03/01/2036 DD 03/01/21	2,000,000	2,084,688	2,086,540
	COMMIT TO PUR FNMA SF MTG	2.000% 03/01/2051 DD 03/01/21	3,700,000	3,820,105	3,830,943
	COMMIT TO PUR FNMA SF MTG	2.500% 03/01/2051 DD 03/01/21	28,000,000	29,328,906	29,425,200

COOPERATIVE RABOBANK UA 144A	2.625% 07/22/2024 DD 07/22/19	700,000	698,341	748,573
COOPERATIVE RABOBANK UA 144A	VAR RT 06/24/2026 DD 06/24/20	500,000	500,000	510,570
CREDIT AGRICOLE SA/LONDON 144A	3.250% 10/04/2024 DD 10/04/17	900,000	926,010	976,302
CREDIT SUISSE AG/NEW YORK NY	3.625% 09/09/2024 DD 09/09/14	1,000,000	1,003,200	1,109,610
CREDIT SUISSE GROUP AG 144A	VAR RT 06/05/2026 DD 06/05/20	1,000,000	1,000,000	1,045,050
CSAIL 2015-C1 COMMERCIA C1 ASB	3.351% 04/15/2050 DD 03/01/15	330,585	340,502	347,448
CSAIL 2015-C4 COMMERCIA C4 ASB	3.617% 11/15/2048 DD 11/01/15	953,657	1,025,218	1,017,466
DAIMLER FINANCE NORTH AME 144A	2.300% 02/12/2021 DD 11/14/17	1,400,000	1,397,074	1,402,828
DELL INTERNATIONAL LLC / 144A	5.450% 06/15/2023 DD 06/01/16	400,000	436,568	442,408
DELL INTERNATIONAL LLC / 144A	6.020% 06/15/2026 DD 06/01/16	300,000	360,438	365,985
DEUTSCHE BANK AG/NEW YORK NY	4.250% 10/14/2021 DD 04/14/18	800,000	798,104	820,344
DTE ENERGY CO	1.050% 06/01/2025 DD 08/06/20	900,000	898,911	910,107
DUKE ENERGY CORP 144A	VAR RT 05/14/2021 DD 05/16/18	500,000	500,000	500,745
ECMC GROUP STUDENT L 2A A 144A	VAR RT 05/25/2067 DD 08/10/17	617,501	617,501	619,669
ENBRIDGE INC	2.900% 07/15/2022 DD 07/07/17	800,000	780,298	829,552
ESC LEHMAN BRTH HLD	0.000% 05/02/2018 DD 04/24/08	1,800,000	931,276	20,700
ESC LEHMAN BRTH HLD ESCROW	0.000% 11/24/2013 DD 01/22/08	900,000	478,334	10,080
FEDERAL HOME LN BK CONS BD	3.375% 12/08/2023 DD 12/09/13	1,300,000	1,326,620	1,420,276
FEDERAL HOME LN BK CONS BD	1.500% 08/15/2024 DD 08/16/19	1,700,000	1,696,005	1,780,835
FEDERAL HOME LN MTG CORP	0.690% 08/05/2025 DD 08/05/20	4,200,000	4,200,000	4,201,618
FEDERAL HOME LN MTG CORP	0.700% 08/18/2025 DD 08/18/20	2,200,000	2,200,000	2,201,151
FEDERAL NATL MTG ASSN	1.875% 09/24/2026 DD 09/27/16	2,000,000	1,838,240	2,162,500
FEDERAL NATL MTG ASSN	2.000% 01/05/2022 DD 01/09/17	1,800,000	1,797,166	1,834,254
FEDERAL NATL MTG ASSN	2.375% 01/19/2023 DD 01/23/18	1,200,000	1,193,292	1,254,960
FEDERAL NATL MTG ASSN	1.625% 10/15/2024 DD 10/18/19	4,000,000	3,993,160	4,216,520
FEDERAL NATL MTG ASSN	1.625% 01/07/2025 DD 01/10/20	1,000,000	996,810	1,053,770
FHLMC POOL #1G-1744	VAR RT 08/01/2035 DD 09/01/05	65,014	65,194	67,768
FHLMC POOL #78-0605	VAR RT 06/01/2033 DD 06/01/03	198,839	198,714	207,705
FHLMC POOL #84-6183	VAR RT 01/01/2024 DD 10/01/95	4,352	4,165	4,360
FHLMC POOL #G0-8835	3.500% 08/01/2048 DD 08/01/18	196,353	194,604	207,690
FHLMC POOL #G0-8836	4.000% 08/01/2048 DD 08/01/18	296,664	303,200	316,359
FHLMC POOL #G0-8841	3.500% 09/01/2048 DD 09/01/18	2,229,480	2,209,623	2,354,375
FHLMC POOL #ZT-1545	4.000% 12/01/2048 DD 12/01/18	224,248	231,816	239,149
FHLMC MULTICLASS MTG 3225 HF	VAR RT 10/15/2036 DD 10/15/06	279,136	280,444	282,237
FHLMC MULTICLASS MTG 3843 FE	VAR RT 04/15/2041 DD 04/15/11	305,998	306,763	310,016
FHLMC MULTICLASS MTG 3843 FG	VAR RT 04/15/2041 DD 04/15/11	305,998	306,763	310,016
FHLMC MULTICLASS MTG 4559 AF	VAR RT 03/15/2042 DD 03/01/16	801,136	802,137	810,453
FHLMC MULTICLASS MTG 4736 CD	3.000% 08/15/2046 DD 11/01/17	434,614	427,891	460,713
FHLMC MULTICLASS MTG 4989 FA	VAR RT 08/15/2040 DD 06/01/20	173,006	172,168	173,215
FHLMC MULTICLASS MTG 4989 FB	VAR RT 10/15/2040 DD 06/01/20	85,894	85,478	85,994
FHLMC MULTICLASS MTG K038 A2	3.389% 03/25/2024 DD 06/01/14	1,000,000	1,029,951	1,087,720
FHLMC MULTICLASS MTG K065 A1	2.864% 10/25/2026 DD 07/01/17	621,801	634,203	666,608
FHLMC MULTICLASS MTG W5FX AFX	VAR RT 04/25/2028 DD 06/01/18	2,400,000	2,342,856	2,689,296
FNMA POOL #0072163	VAR RT 02/01/2028 DD 02/01/89	1,410	1,399	1,417
FNMA POOL #0303298	VAR RT 01/01/2025 DD 04/01/95	434	446	435
FNMA POOL #0323919	VAR RT 08/01/2029 DD 08/01/99	7,829	7,516	7,916
FNMA POOL #0361373	VAR RT 07/01/2026 DD 09/01/96	8,030	8,234	8,062
FNMA POOL #0FM1796	3.500% 10/01/2034 DD 10/01/19	1,797,469	1,872,457	1,925,700
FNMA POOL #0FM1843	3.500% 11/01/2034 DD 10/01/19	1,420,598	1,480,640	1,520,153

FNMA POOL #0MA2705	3.000% 08/01/2046 DD 07/01/16	418,852	436,097	440,707
FNMA POOL #0MA3443	4.000% 07/01/2048 DD 07/01/18	1,924,571	2,002,456	2,052,920
FNMA POOL #0MA3897	3.000% 01/01/2035 DD 12/01/19	582,983	599,767	611,666
FNMA GTD REMIC P/T 15-79 FE	VAR RT 11/25/2045 DD 10/25/15	476,724	473,968	477,124
FNMA GTD REMIC P/T 16-11 CF	VAR RT 03/25/2046 DD 02/25/16	541,498	539,806	543,480
FNMA GTD REMIC P/T 17-M12 A1	2.747% 06/25/2027 DD 10/01/17	940,235	949,620	989,616
FNMA GTD REMIC P/T 17-M8 A1	2.654% 05/25/2027 DD 07/01/17	283,262	286,085	295,318
FNMA GTD REMIC P/T 18-M12 FA	VAR RT 08/25/2025 DD 09/01/18	365,074	364,473	364,106
GATX CORP	VAR RT 11/05/2021 DD 11/06/17	800,000	800,000	801,824
GE CAPITAL FUNDING LLC 144A	3.450% 05/15/2025 DD 05/18/20	550,000	549,500	606,826
GNMA POOL #0434797	8.500% 07/15/2030 DD 07/01/00	2,564	2,661	2,656
GNMA POOL #0434944	8.500% 11/15/2030 DD 11/01/00	2,303	2,390	2,381
GNMA POOL #0434985	8.500% 12/15/2030 DD 12/01/00	2,010	2,083	2,018
GNMA POOL #0494885	8.500% 03/15/2030 DD 03/01/00	334	347	335
GNMA POOL #0498147	8.500% 12/15/2029 DD 12/01/99	245	254	246
GNMA POOL #0511172	8.500% 01/15/2030 DD 01/01/00	454	471	456
GNMA POOL #0520979	8.500% 09/15/2030 DD 09/01/00	3,470	3,601	4,036
GNMA POOL #0521829	8.500% 05/15/2030 DD 05/01/00	3,568	3,700	3,966
GNMA POOL #0531197	8.500% 06/15/2030 DD 06/01/00	6,968	7,223	6,998
GNMA POOL #0698036	6.000% 01/15/2039 DD 01/01/09	13,025	14,191	15,403
GNMA POOL #0782190	6.000% 10/15/2037 DD 10/01/07	2,477	2,699	2,992
GNMA POOL #0782449	6.000% 09/15/2038 DD 10/01/08	20,580	22,423	24,567
GNMA II POOL #0003001	8.500% 11/20/2030 DD 11/01/00	4,658	4,811	5,525
GNMA II POOL #0008089	VAR RT 12/20/2022 DD 12/01/92	10,703	10,884	10,762
GNMA II POOL #0008913	VAR RT 07/20/2026 DD 07/01/96	5,611	5,546	5,775
GNMA II POOL #0080022	VAR RT 12/20/2026 DD 12/01/96	6,828	6,858	7,038
GNMA II POOL #0080354	VAR RT 12/20/2029 DD 12/01/99	15,363	15,721	15,945
GOLDMAN SACHS GROUP INC/THE	4.000% 03/03/2024 DD 03/03/14	400,000	420,300	441,988
GOLDMAN SACHS GROUP INC/THE	VAR RT 06/05/2028 DD 06/05/17	100,000	96,959	115,202
GOLDMAN SACHS GROUP INC/THE	3.800% 03/15/2030 DD 03/19/20	2,000,000	2,329,900	2,353,320
GOLDMAN SACHS GROUP INC/THE	3.750% 05/22/2025 DD 05/22/15	200,000	201,482	224,550
GS MORTGAGE SECURITIES GC39 A3	3.307% 05/10/2052 DD 05/01/19	500,000	515,566	567,330
HARLEY-DAVIDSON FINANCIAL 144A	VAR RT 03/02/2021 DD 11/28/18	1,000,000	1,000,000	1,000,190
HAWAII ST	0.852% 10/01/2025 DD 10/29/20	700,000	700,000	708,281
HSBC HOLDINGS PLC	VAR RT 03/13/2028 DD 03/13/17	700,000	797,377	799,379
HSBC HOLDINGS PLC	VAR RT 06/19/2029 DD 06/19/18	1,500,000	1,522,230	1,774,575
HYUNDAI CAPITAL AMERICA 144A	2.850% 11/01/2022 DD 10/31/19	600,000	599,934	621,780
IMPERIAL BRANDS FINANCE P 144A	3.750% 07/21/2022 DD 07/21/15	1,000,000	1,059,420	1,042,580
INTERCONTINENTAL EXCHANGE INC	VAR RT 06/15/2023 DD 08/20/20	800,000	800,000	803,624
JP MORGAN MORTGAGE TRUS A2 4A1	VAR RT 05/25/2034 DD 04/01/04	24,963	24,826	25,087
JPMBB COMMERCIAL MORTG C17 ASB	3.705% 01/15/2047 DD 12/01/13	361,867	378,788	379,063
JPMBB COMMERCIAL MORTG C21 ASB	3.428% 08/15/2047 DD 07/01/14	842,660	867,937	877,150
JPMBB COMMERCIAL MORTG C24 ASB	3.368% 11/15/2047 DD 10/01/14	755,576	778,240	793,936
JPMDB COMMERCIAL MORTGA C4 ASB	2.994% 12/15/2049 DD 11/01/16	900,000	926,999	966,159
JPMORGAN CHASE & CO	3.625% 05/13/2024 DD 05/13/14	3,000,000	3,128,610	3,317,010
KANSAS ST DEV FIN AUTH REVENUE	2.927% 04/15/2021 DD 08/20/15	950,000	950,000	956,679
KINDER MORGAN ENERGY PARTNERS	4.300% 05/01/2024 DD 05/02/14	500,000	516,530	553,615
KINDER MORGAN ENERGY PARTNERS	3.500% 09/01/2023 DD 02/28/13	1,500,000	1,480,858	1,606,710
KOREA DEVELOPMENT BANK/THE	VAR RT 02/18/2023 DD 02/18/20	800,000	800,000	800,072

LEHMAN BRTH HLD (RICI) ESCROW	0.000% 12/28/2017 DD 12/21/07	2,000,000	1,998,520	—
LELAND STANFORD JUNIOR UNIVERS	1.289% 06/01/2027 DD 06/04/20	400,000	400,000	410,631
LLOYDS BANKING GROUP PLC	4.050% 08/16/2023 DD 08/16/18	800,000	799,784	874,224
LLOYDS BANKING GROUP PLC	4.550% 08/16/2028 DD 08/16/18	900,000	1,079,190	1,085,310
LOS ANGELES CA MUNI IMPT CORPL	3.432% 11/01/2021 DD 11/19/15	450,000	450,000	461,507
LOS ANGELES CNTY CA REDEV REFU	2.000% 09/01/2023 DD 08/25/16	800,000	792,424	832,904
MASTR ADJUSTABLE RATE M 15 1A1	VAR RT 12/25/2034 DD 11/01/04	4,158	4,178	4,116
MERRILL LYNCH MORTGAGE A1 2A1	VAR RT 02/25/2034 DD 02/01/04	70,194	70,485	70,833
MET TOWER GLOBAL FUNDING 144A	VAR RT 01/17/2023 DD 01/17/20	900,000	900,000	903,051
MIAMI-DADE CNTY FL AVIATION RE	3.285% 10/01/2023 DD 08/30/18	800,000	800,000	854,104
MIAMI-DADE CNTY FL SPL OBLIG	2.036% 10/01/2029 DD 01/07/21	500,000	500,000	505,470
MICHIGAN ST BLDG AUTH REVENUE	1.116% 10/15/2026 DD 09/17/20	700,000	700,000	708,617
MITSUBISHI UFJ FINANCIAL GROUP	2.048% 07/17/2030 DD 07/17/20	1,000,000	1,000,000	1,044,860
MIZUHO FINANCIAL GROUP INC	VAR RT 09/08/2024 DD 09/08/20	700,000	700,000	704,263
MORGAN STANLEY	4.000% 07/23/2025 DD 07/23/15	2,000,000	2,131,000	2,288,740
MORGAN STANLEY	3.625% 01/20/2027 DD 01/20/17	100,000	109,382	114,522
MORGAN STANLEY BANK OF C13 ASB	3.557% 11/15/2046 DD 12/01/13	261,486	271,671	271,459
MORGAN STANLEY BANK OF C16 A4	3.600% 06/15/2047 DD 06/01/14	900,000	957,516	957,744
MORGAN STANLEY CAPITAL HR2 ASB	3.509% 12/15/2050 DD 12/01/17	700,000	720,984	781,095
NARRAGANSETT ELECTRIC CO/ 144A	3.395% 04/09/2030 DD 04/09/20	1,250,000	1,250,000	1,417,663
NATWEST GROUP PLC	3.875% 09/12/2023 DD 09/12/16	1,100,000	1,100,437	1,193,544
NAVIENT STUDENT LOAN 5A A 144A	VAR RT 06/25/2065 DD 08/11/16	462,859	462,859	468,752
NEW YORK CITY NY TRANSITIONAL	3.480% 08/01/2026 DD 09/25/18	1,000,000	1,000,000	1,136,850
NEW YORK LIFE GLOBAL FUND 144A	1.200% 08/07/2030 DD 08/07/20	500,000	499,155	484,905
NEW YORK ST URBAN DEV CORP REV	2.100% 03/15/2022 DD 03/23/17	845,000	844,603	854,388
NEW YORK ST URBAN DEV CORP SAL	2.150% 03/15/2025 DD 10/30/19	700,000	693,924	734,279
NISSAN MOTOR ACCEPTANCE C 144A	VAR RT 01/13/2022 DD 01/13/17	600,000	599,490	598,722
NISSAN MOTOR ACCEPTANCE C 144A	3.650% 09/21/2021 DD 09/21/18	200,000	205,628	203,486
OREGON ST DEPT OF TRANSPRTN HI	1.530% 11/15/2030 DD 09/17/20	1,300,000	1,300,000	1,313,325
PACIFIC GAS AND ELECTRIC CO	2.500% 02/01/2031 DD 06/19/20	600,000	599,376	602,190
PETROBRAS GLOBAL FINANCE BV	6.250% 03/17/2024 DD 03/17/14	200,000	200,980	227,412
PROTECTIVE LIFE GLOBAL FU 144A	1.737% 09/21/2030 DD 09/21/20	600,000	600,000	603,006
RYDER SYSTEM INC	2.875% 06/01/2022 DD 05/22/19	700,000	699,594	723,107
SABINE PASS LIQUEFACTION LLC	5.750% 05/15/2024 DD 11/15/14	1,000,000	1,117,630	1,143,290
SAN JOSE CA REDEV AGY SUCCESSO	3.125% 08/01/2028 DD 12/21/17	800,000	754,056	883,944
SANTANDER UK GROUP HOLDINGS PL	VAR RT 08/21/2026 DD 08/21/20	1,000,000	1,000,000	1,015,080
SBA TOWER TRUST 144A	2.836% 01/15/2050 DD 09/13/19	800,000	800,000	851,720
SLC STUDENT LOAN TRUST 20 2 A3	VAR RT 03/15/2027 DD 09/28/05	29,575	29,511	29,576
SLC STUDENT LOAN TRUST 20 2 A5	VAR RT 09/15/2026 DD 09/19/06	115,114	114,146	115,094
SLM STUDENT LOAN T 10 A7B 144A	VAR RT 10/25/2029 DD 04/25/18	562,630	562,630	561,386
SLM STUDENT LOAN T 3A A6B 144A	VAR RT 10/25/2064 DD 04/25/14	909,340	898,542	897,774
SLM STUDENT LOAN TRUST 20 1 A5	VAR RT 01/26/2026 DD 01/25/07	80,168	79,917	80,126
SLM STUDENT LOAN TRUST 20 4 A3	VAR RT 01/25/2027 DD 05/19/05	193,595	192,567	192,459
SLM STUDENT LOAN TRUST 20 8 A5	VAR RT 01/27/2025 DD 09/14/06	242,505	241,671	242,226
SMBC AVIATION CAPITAL FIN 144A	4.125% 07/15/2023 DD 07/30/18	500,000	498,965	533,820
SMBC AVIATION CAPITAL FIN 144A	3.550% 04/15/2024 DD 04/15/19	900,000	901,386	955,998
SOCIETE GENERALE SA 144A	2.625% 01/22/2025 DD 01/22/20	800,000	798,400	847,272
SOCIETE GENERALE SA 144A	VAR RT 12/14/2026 DD 12/14/20	700,000	700,000	706,181
SOUTHERN CALIFORNIA EDISON CO	1.200% 02/01/2026 DD 10/01/20	900,000	898,290	910,701

STRYKER CORP	3.500% 03/15/2026 DD 03/10/16	800,000	764,936	904,272
SUMITOMO MITSUI FINANCIAL GRP	2.448% 09/27/2024 DD 09/27/19	500,000	500,000	532,505
SUMITOMO MITSUI TRUST BAN 144A	0.800% 09/12/2023 DD 09/16/20	300,000	299,868	302,715
SUTTER HEALTH	1.321% 08/15/2025 DD 10/29/20	500,000	500,000	508,425
TEXAS ST TRANSPRTN COMMISSIONS	4.000% 10/01/2033 DD 07/01/20	600,000	743,928	755,346
THORNBURG MORTGAGE SECUR 4 2A1	VAR RT 09/25/2037 DD 08/01/07	41,403	41,386	42,364
TOYOTA AUTO LOAN EXT 1A A 144A	2.560% 11/25/2031 DD 06/19/19	1,000,000	999,665	1,067,910
U S TREASURY NOTE	2.750% 08/31/2023 DD 08/31/18	3,000,000	2,975,508	3,206,610
U S TREASURY NOTE	3.125% 11/15/2028 DD 11/15/18	4,600,000	4,792,323	5,446,308
U S TREASURY NOTE	2.375% 05/15/2029 DD 05/15/19	500,000	515,775	565,080
U S TREASURY NOTE	2.125% 03/31/2024 DD 03/31/17	1,800,000	1,787,133	1,912,428
U S TREASURY NOTE	2.000% 04/30/2024 DD 04/30/17	4,100,000	4,063,164	4,345,672
U S TREASURY NOTE	1.500% 11/30/2024 DD 11/30/19	9,100,000	9,047,746	9,542,533
U S TREASURY NOTE	1.375% 01/31/2025 DD 01/31/20	1,800,000	1,835,508	1,881,000
U S TREASURY NOTE	0.625% 05/15/2030 DD 05/15/20	3,600,000	3,566,367	3,519,576
U S TREASURY NOTE	0.250% 05/31/2025 DD 05/31/20	5,700,000	5,664,598	5,689,113
U S TREASURY NOTE	0.250% 10/31/2025 DD 10/31/20	13,000,000	12,911,641	12,944,141
U S TREASURY NOTE	0.375% 11/30/2025 DD 11/30/20	12,000,000	11,999,531	12,016,920
UBS COMMERCIAL MORTGAGE C4 ASB	3.366% 10/15/2050 DD 10/01/17	500,000	514,982	547,585
UBS COMMERCIAL MORTGAGE C7 ASB	3.586% 12/15/2050 DD 12/01/17	800,000	823,995	892,880
UBS GROUP AG 144A	VAR RT 08/13/2030 DD 08/13/19	1,100,000	1,226,082	1,230,691
UBS-BARCLAYS COMMERCIAL C5 AAB	2.687% 03/10/2046 DD 02/01/13	214,439	213,401	219,296
UNITED STATES INTERNATIONAL DE	3.790% 06/15/2034 DD 03/17/14	936,612	937,051	1,111,000
UNIV OF CALIFORNIA CA REVENUES	2.719% 05/15/2024 DD 09/28/17	700,000	700,000	748,748
UTAH ST	3.539% 07/01/2025 DD 09/30/10	1,350,000	1,450,802	1,468,692
WELLS FARGO & CO	3.300% 09/09/2024 DD 09/09/14	2,100,000	2,090,571	2,299,941
WELLS FARGO & CO	VAR RT 06/17/2027 DD 06/17/19	1,600,000	1,656,176	1,774,336
WELLS FARGO COMMERCIAL C30 ASB	3.412% 09/15/2058 DD 08/01/15	725,215	776,377	769,061
WELLS FARGO COMMERCIAL C35 ASB	2.788% 07/15/2048 DD 07/01/16	600,000	617,980	633,108
WEYERHAEUSER CO	4.000% 04/15/2030 DD 03/30/20	300,000	295,410	355,266
WISCONSIN ELECTRIC POWER CO	2.050% 12/15/2024 DD 12/10/19	900,000	899,829	952,677
WISCONSIN ST GEN FUND ANNUAL A	1.899% 05/01/2022 DD 08/16/16	800,000	800,000	815,688
WYANDOTTE CNTY/KANSAS CITY KS	1.562% 09/01/2026 DD 09/15/20	1,000,000	1,000,000	1,025,540
YALE UNIVERSITY	0.873% 04/15/2025 DD 06/09/20	1,100,000	1,100,000	1,117,369
ZIMMER BIOMET HOLDINGS INC	3.550% 04/01/2025 DD 03/19/15	800,000	826,712	883,672
COMMIT TO PUR FNMA SF MTG	2.000% 01/01/2036 DD 01/01/21	2,000,000	(2,069,063)	(2,069,063)
COMMIT TO PUR FNMA SF MTG	2.000% 02/01/2036 DD 02/01/21	2,000,000	(2,085,313)	(2,085,313)
COMMIT TO PUR FNMA SF MTG	2.000% 03/01/2036 DD 03/01/21	2,000,000	(2,084,688)	(2,084,688)
COMMIT TO PUR FNMA SF MTG	2.000% 01/01/2051 DD 01/01/21	3,700,000	(3,791,922)	(3,791,922)
COMMIT TO PUR FNMA SF MTG	2.000% 02/01/2051 DD 02/01/21	3,700,000	(3,817,938)	(3,817,938)
COMMIT TO PUR FNMA SF MTG	2.000% 03/01/2051 DD 03/01/21	3,700,000	(3,820,105)	(3,820,105)
COMMIT TO PUR FNMA SF MTG	2.500% 01/01/2051 DD 01/01/21	4,500,000	(4,676,836)	(4,676,836)
COMMIT TO PUR FNMA SF MTG	2.500% 01/01/2051 DD 01/01/21	23,500,000	(24,429,902)	(24,429,902)
COMMIT TO PUR FNMA SF MTG	2.500% 02/01/2051 DD 02/01/21	28,000,000	(29,186,719)	(29,186,719)
COMMIT TO PUR FNMA SF MTG	2.500% 03/01/2051 DD 03/01/21	28,000,000	(29,328,906)	(29,328,906)
COMMIT TO PUR FNMA SF MTG	2.000% 01/01/2036 DD 01/01/21	(2,000,000)	2,087,266	2,087,266
COMMIT TO PUR FNMA SF MTG	2.000% 02/01/2036 DD 02/01/21	(2,000,000)	2,086,953	2,086,953
COMMIT TO PUR FNMA SF MTG	2.000% 01/01/2051 DD 01/01/21	(3,700,000)	3,825,598	3,825,598
COMMIT TO PUR FNMA SF MTG	2.000% 02/01/2051 DD 02/01/21	(3,700,000)	3,826,609	3,826,609

COMMIT TO PUR FNMA SF MTG	2.500% 01/01/2051 DD 01/01/21	(4,500,000)	4,696,348	4,696,348
COMMIT TO PUR FNMA SF MTG	2.500% 01/01/2051 DD 01/01/21	(23,500,000)	24,525,371	24,525,371
COMMIT TO PUR FNMA SF MTG	2.500% 02/01/2051 DD 02/01/21	(28,000,000)	29,371,563	29,371,563
FHLMC POOL #1G-1744	VAR RT 08/01/2035 DD 09/01/05	(354)	354	354
FHLMC POOL #78-0605	VAR RT 06/01/2033 DD 06/01/03	(1,092)	1,092	1,092
FHLMC POOL #84-6183	VAR RT 01/01/2024 DD 10/01/95	(405)	405	405
FHLMC MULTICLASS MTG 4559 AF	VAR RT 03/15/2042 DD 03/01/16	(10,271)	10,271	10,271
FHLMC MULTICLASS MTG 4989 FA	VAR RT 08/15/2040 DD 06/01/20	(2,645)	2,645	2,645
FHLMC MULTICLASS MTG 4989 FB	VAR RT 10/15/2040 DD 06/01/20	(2,290)	2,290	2,290
MIAMI-DADE CNTY FL SPL OBLIG	2.036% 10/01/2029 DD 01/07/21	500,000	(500,000)	(500,000)
INTEREST BEARING CASH	TEMPORARY INVESTMENTS		34,760,950	34,760,950
TOTAL UNDERLYING ASSETS			$252,567,856	$258,524,551

Pacific Life Ins G-27523.01.001 -59.4% of MARKET VALUE				$153,511,878
IGT INVESCO SHORT-TERM BOND FUND				152,701,642
FAIR VALUE Pacific Life Ins - G-27523.01.0001				306,213,520
Pacific Life Ins G-27523.01.001 - ADJUSTMENT FROM MARKET TO CONTRACT VALUE				(13,313,612)
Pacific Life Ins G-27523.01.001 - CONTRACT VALUE				$292,899,908

Voya Retirement & Annuity 60031 -40.6% of MARKET VALUE				$105,012,673
IGT INVESCO SHORT-TERM BOND FUND				309,229,163
FAIR VALUE Voya Retirement & Annuity 60031				414,241,836
Voya Retirement & Annuity 60031 - ADJUSTMENT FROM MARKET TO CONTRACT VALUE				(13,357,681)
Voya Retirement & Annuity 60031 - CONTRACT VALUE				$400,884,155

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN
PLAN SPONSOR: THE DOW CHEMICAL COMPANY
EMPLOYER IDENTIFICATION NO. 38-1285128
PLAN NO. 002
APPENDIX B - UNDERLYING ASSETS FOR VOYA RETIREMENT & ANNUITY 60090
December 31, 2020

			(c)
	(b)		Face Value		(e)
	Identity of Issue, Borrower,		or Number	(d)	Current
(a)	Lessor or Similar Party		of Shares	Cost	Value
	AMERIQUEST MORTGAGE SEC AR2 M1	VAR RT 05/25/2033 DD 05/14/03	3,068	$3,068	$3,044
	ASSET BACKED SECURITIES HE3 M1	VAR RT 06/15/2033 DD 06/03/03	7,001	6,995	6,993
	ASSET BACKED SECURITIES HE4 M2	VAR RT 08/15/2033 DD 08/06/03	2,460	2,460	2,507
	CDC MORTGAGE CAPITAL TR HE1 M1	VAR RT 08/25/2033 DD 03/28/03	1,895	1,883	1,902
	CDC MORTGAGE CAPITAL TR HE2 M1	VAR RT 10/25/2033 DD 05/29/03	1,909	1,910	1,906
	CDC MORTGAGE CAPITAL TR HE3 M1	VAR RT 03/25/2033 DD 11/27/02	1,011	1,013	1,032
	COUNTRYWIDE ASSET-BACKED 5 MV1	VAR RT 03/25/2033 DD 12/30/02	1,129	1,144	1,129
	GNMA II POOL #0891616	VAR RT 06/20/2058 DD 07/01/08	208,599	212,697	211,949
	HOME EQUITY ASSET TRUST 2 5 M1	VAR RT 12/25/2033 DD 08/28/03	1,019	1,019	1,020
	LONG BEACH MORTGAGE LOAN 3 M1	VAR RT 07/25/2033 DD 06/05/03	25,031	25,031	25,018
	MORGAN STANLEY ABS CAPI NC7 M1	VAR RT 06/25/2033 DD 07/30/03	1,947	1,947	1,947
	U S TREASURY NOTE	1.500% 10/31/2021 DD 10/31/19	1,000,000	998,164	1,011,403
	INTEREST BEARING CASH	TEMPORARY INVESTMENTS		35,532	35,532
	TOTAL UNDERLYING ASSETS			$1,292,863	1,305,382
	ADJUSTMENT FROM MARKET TO CONTRACT VALUE				(19,296)
	CONTRACT VALUE				$1,286,086

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN
PLAN SPONSOR: THE DOW CHEMICAL COMPANY
EMPLOYER IDENTIFICATION NO. 38-1285128
PLAN NO. 002
APPENDIX C - UNDERLYING ASSETS FOR TRANSAMERICA MDA01078TR
December 31, 2020

			(c)
	(b)		Face Value		(e)
	Identity of Issue, Borrower,		or Number	(d)	Current
(a)	Lessor or Similar Party		of Shares	Cost	Value
	ABBVIE INC	5.000% 12/15/2021 DD 06/15/20	325,000	$342,261	$335,515
	ABBVIE INC	3.450% 03/15/2022 DD 09/15/20	1,150,000	1,196,035	1,185,995
	AETNA INC	3.500% 11/15/2024 DD 11/10/14	755,000	786,247	828,665
	AETNA INC	2.800% 06/15/2023 DD 06/09/16	110,000	111,114	115,737
	AIG GLOBAL FUNDING 144A	0.900% 09/22/2025 DD 09/22/20	105,000	104,913	105,212
	ALLY FINANCIAL INC	1.450% 10/02/2023 DD 09/18/20	205,000	208,372	209,268
	ALTRIA GROUP INC	3.490% 02/14/2022 DD 02/14/19	500,000	499,970	517,180
	ALTRIA GROUP INC	4.400% 02/14/2026 DD 02/14/19	290,000	336,273	336,710
	AMEREN CORP	2.500% 09/15/2024 DD 09/16/19	265,000	282,151	282,448
	AMERICA MOVIL SAB DE CV	3.125% 07/16/2022 DD 07/16/12	245,000	245,123	254,129
	AMERICAN ELECTRIC POWER CO INC	1.000% 11/01/2025 DD 11/20/20	900,000	897,921	910,710
	AMERICAN HONDA FINANCE CORP	0.875% 07/07/2023 DD 07/08/20	550,000	549,824	556,694
	AMERICAN HONDA FINANCE CORP	0.650% 09/08/2023 DD 09/10/20	1,100,000	1,099,516	1,106,952
	AT&T INC 144A	0.000% 11/27/2022 DD 11/27/07	2,000,000	1,652,767	1,983,160
	BANK OF AMERICA CORP	VAR RT 01/20/2028 DD 01/20/17	1,025,000	1,167,270	1,177,305
	BANK OF AMERICA CORP	VAR RT 03/05/2024 DD 03/05/18	505,000	506,394	539,486
	BANK OF AMERICA CORP	VAR RT 10/24/2024 DD 10/21/20	1,370,000	1,370,000	1,382,796
	BANK OF MONTREAL	VAR RT 10/05/2028 DD 10/05/18	335,000	351,857	366,601
	BANK OF MONTREAL	0.450% 12/08/2023 DD 12/08/20	1,025,000	1,024,334	1,028,014
	BARCLAYS PLC	VAR RT 12/10/2024 DD 12/10/20	1,375,000	1,375,000	1,384,749
	BAT CAPITAL CORP	3.215% 09/06/2026 DD 09/06/19	840,000	907,345	925,151
	BAYER US FINANCE II LLC 144A	3.875% 12/15/2023 DD 06/25/18	1,375,000	1,370,518	1,497,815
	BBVA USA	3.500% 06/11/2021 DD 06/11/18	355,000	361,901	359,012
	BERKSHIRE HATHAWAY INC	2.200% 03/15/2021 DD 03/15/16	200,000	204,749	200,434
	BOSTON SCIENTIFIC CORP	3.450% 03/01/2024 DD 02/25/19	370,000	369,778	400,803
	BRISTOL-MYERS SQUIBB CO	2.750% 02/15/2023 DD 02/15/20	800,000	841,568	839,480
	BRISTOL-MYERS SQUIBB CO	0.750% 11/13/2025 DD 11/13/20	50,000	49,919	50,343
	BRISTOL-MYERS SQUIBB CO	0.537% 11/13/2023 DD 11/13/20	600,000	600,000	601,086
	BROADCOM CORP / BROADCOM CAYMA	2.200% 01/15/2021 DD 10/17/17	200,000	201,250	200,092
	BROADCOM INC	2.250% 11/15/2023 DD 05/08/20	195,000	194,981	203,654
	CANADIAN NATURAL RESOURCES	2.950% 01/15/2023 DD 05/30/17	425,000	424,375	444,499
	CANADIAN PACIFIC RAILWAY CO	2.900% 02/01/2025 DD 02/02/15	500,000	513,985	541,300
	CARRIER GLOBAL CORP	1.923% 02/15/2023 DD 08/15/20	750,000	750,000	772,628
	CENTERPOINT ENERGY INC	3.600% 11/01/2021 DD 10/05/18	935,000	934,729	959,927
	CF INDUSTRIES INC 144A	3.400% 12/01/2021 DD 11/21/16	170,000	174,724	173,987
	CHARLES SCHWAB CORP/THE	0.900% 03/11/2026 DD 12/11/20	830,000	828,987	840,624
	CIGNA CORP	3.400% 09/17/2021 DD 03/17/19	1,940,000	1,940,000	1,981,710
	CITIBANK NA	VAR RT 02/19/2022 DD 02/19/19	1,400,000	1,400,496	1,404,886
	CITIGROUP INC	VAR RT 10/30/2024 DD 10/30/20	1,050,000	1,050,000	1,056,815
	COMMONSPIRIT HEALTH	2.950% 11/01/2022 DD 10/31/12	370,000	375,550	386,447
	CONSTELLATION BRANDS INC	4.250% 05/01/2023 DD 05/14/13	580,000	613,052	632,223
	COOPERATIEVE RABOBANK UA 144A	VAR RT 09/24/2026 DD 09/24/20	700,000	700,000	704,998

CREDIT SUISSE AG/NEW YORK NY	2.950% 04/09/2025 DD 04/09/20	495,000	494,154	543,010
CREDIT SUISSE GROUP AG 144A	VAR RT 06/05/2026 DD 06/05/20	315,000	315,000	329,191
DELL INTERNATIONAL LLC / 144A	4.000% 07/15/2024 DD 03/20/19	730,000	726,781	804,920
DELTA AIR LINES INC / SKY 144A	4.500% 10/20/2025 DD 09/23/20	815,000	820,711	871,121
DEUTSCHE BANK AG/NEW YORK NY	VAR RT 09/18/2024 DD 09/18/20	960,000	960,000	987,590
DTE ENERGY CO	VAR RT 10/01/2024 DD 07/01/19	965,000	964,682	1,028,188
EAST OHIO GAS CO/THE 144A	1.300% 06/15/2025 DD 06/16/20	360,000	359,636	366,815
EASTMAN CHEMICAL CO	3.500% 12/01/2021 DD 11/06/18	470,000	468,717	482,765
ENERGY TRANSFER PARTNERS LP /	4.500% 11/01/2023 DD 11/01/13	260,000	257,876	281,507
ENTERGY CORP	0.900% 09/15/2025 DD 08/26/20	300,000	298,818	299,898
ENTERGY LOUISIANA LLC	0.620% 11/17/2023 DD 11/24/20	1,065,000	1,064,808	1,068,536
EVERSOURCE ENERGY	2.800% 05/01/2023 DD 05/13/13	650,000	660,758	682,006
EXELON CORP	2.450% 04/15/2021 DD 04/07/16	905,000	916,032	908,548
FEDERAL HOME LN MTG CORP	0.375% 09/23/2025 DD 09/25/20	1,195,000	1,191,403	1,193,016
FEDERAL NATL MTG ASSN	0.500% 11/07/2025 DD 11/12/20	1,305,000	1,300,328	1,310,455
FHLMC POOL #ZS-2253	5.500% 08/01/2038 DD 09/01/18	66,445	78,820	78,115
FOMENTO ECONOMICO MEXICANO	2.875% 05/10/2023 DD 05/10/13	610,000	610,138	637,450
GENERAL MOTORS CO	4.875% 10/02/2023 DD 04/02/14	105,000	112,880	116,485
GENERAL MOTORS CO	5.400% 10/02/2023 DD 05/12/20	570,000	569,407	638,252
GENERAL MOTORS FINANCIAL CO IN	3.950% 04/13/2024 DD 04/13/17	390,000	399,064	424,792
GOLDMAN SACHS GROUP INC/THE	VAR RT 07/24/2023 DD 07/24/17	1,310,000	1,321,599	1,360,618
HEALTH CARE SERVICE CORP 144A	1.500% 06/01/2025 DD 06/01/20	900,000	920,898	923,769
HONEYWELL INTERNATIONAL INC	0.483% 08/19/2022 DD 08/19/20	750,000	750,000	751,200
HSBC HOLDINGS PLC	VAR RT 03/13/2023 DD 03/13/17	875,000	875,000	903,831
HSBC HOLDINGS PLC	VAR RT 09/12/2026 DD 09/12/18	175,000	196,912	199,444
INTERCONTINENTAL EXCHANGE INC	0.700% 06/15/2023 DD 08/20/20	430,000	429,583	433,469
ITC HOLDINGS CORP	4.050% 07/01/2023 DD 07/03/13	150,000	157,518	161,615
ITC HOLDINGS CORP	3.650% 06/15/2024 DD 06/04/14	265,000	277,842	288,810
JPMORGAN CHASE & CO	VAR RT 04/01/2023 DD 03/22/19	1,100,000	1,137,037	1,139,941
JPMORGAN CHASE & CO	VAR RT 04/22/2026 DD 04/22/20	1,645,000	1,665,424	1,737,334
KIMBERLY-CLARK DE MEXICO 144A	3.250% 03/12/2025 DD 03/12/15	270,000	283,187	290,123
L3HARRIS TECHNOLOGIES INC	3.850% 06/15/2023 DD 12/15/19	200,000	208,138	216,030
L3HARRIS TECHNOLOGIES INC	3.950% 05/28/2024 DD 11/28/19	375,000	413,505	413,111
LEIDOS INC 144A	2.950% 05/15/2023 DD 05/12/20	595,000	592,608	626,005
LINCOLN NATIONAL CORP	4.000% 09/01/2023 DD 08/16/13	1,000,000	1,034,310	1,090,780
MARSH & MCLENNAN COS INC	3.500% 06/03/2024 DD 05/30/14	300,000	314,916	327,192
MITSUBISHI UFJ FINANCIAL GROUP	VAR RT 09/15/2024 DD 09/15/20	1,455,000	1,455,000	1,463,672
MIZUHO FINANCIAL GROUP INC	VAR RT 07/10/2024 DD 07/10/20	450,000	450,000	457,466
MONONGAHELA POWER CO 144A	4.100% 04/15/2024 DD 11/27/13	1,120,000	1,171,141	1,206,710
MORGAN STANLEY	VAR RT 07/22/2025 DD 07/23/19	1,145,000	1,183,861	1,224,669
MORGAN STANLEY	VAR RT 01/20/2023 DD 01/22/20	525,000	525,000	526,685
MORGAN STANLEY	VAR RT 04/28/2026 DD 04/28/20	155,000	163,187	163,717
MPLX LP	1.750% 03/01/2026 DD 08/18/20	565,000	563,785	584,724
NASDAQ INC	0.445% 12/21/2022 DD 12/21/20	700,000	700,000	700,819
NATIONAL BANK OF CANADA	VAR RT 08/15/2023 DD 07/13/20	890,000	889,466	895,349
NATIONAL BANK OF CANADA	VAR RT 11/15/2024 DD 12/10/20	485,000	484,311	486,363
NATIONAL RURAL UTILITIES COOPE	2.300% 09/15/2022 DD 08/30/17	450,000	451,548	464,229
NATIONAL SECURITIES CLEAR 144A	0.750% 12/07/2025 DD 12/07/20	855,000	852,238	857,189
NATWEST MARKETS PLC 144A	2.375% 05/21/2023 DD 05/21/20	185,000	184,410	192,450

NCUA GUARANTEED NOTES	3.450% 06/12/2021 DD 06/16/11	885,000	947,879	896,974
NEW YORK LIFE GLOBAL FUND 144A	2.000% 01/22/2025 DD 01/22/20	510,000	508,169	536,586
NEWMONT CORP	3.625% 06/09/2021 DD 06/09/19	960,000	980,659	968,611
NORDSTROM INC 144A	8.750% 05/15/2025 DD 04/16/20	165,000	165,000	184,808
NORTHROP GRUMMAN CORP	2.930% 01/15/2025 DD 10/13/17	400,000	432,400	435,064
NXP BV / NXP FUNDING LLC 144A	2.700% 05/01/2025 DD 05/01/20	430,000	429,639	462,809
ONEOK INC	2.200% 09/15/2025 DD 03/10/20	515,000	514,598	532,191
PACIFIC GAS AND ELECTRIC CO	3.500% 06/15/2025 DD 06/12/15	415,000	440,730	449,001
PANASONIC CORP 144A	2.536% 07/19/2022 DD 07/19/19	215,000	215,000	221,011
PEACEHEALTH OBLIGATED GROUP	1.375% 11/15/2025 DD 10/08/20	120,000	120,000	122,482
PRICOA GLOBAL FUNDING I 144A	0.800% 09/01/2025 DD 09/01/20	615,000	613,709	615,941
PRINCIPAL LIFE GLOBAL FUN 144A	0.500% 01/08/2024 DD 12/08/20	250,000	249,803	250,543
PROCTER & GAMBLE - ESOP	9.360% 01/01/2021 DD 12/04/90	18,345	23,390	18,345
PSEG POWER LLC	4.300% 11/15/2023 DD 11/08/13	225,000	246,031	245,493
PSEG POWER LLC	3.850% 06/01/2023 DD 06/06/18	400,000	432,584	430,356
PUBLIC SERVICE ENTERPRISE GROU	2.650% 11/15/2022 DD 11/06/17	760,000	759,035	792,118
RAYTHEON TECHNOLOGIES CORP	2.800% 03/15/2022 DD 09/15/20	520,000	541,892	534,789
RAYTHEON TECHNOLOGIES CORP	3.700% 12/15/2023 DD 06/15/20	600,000	660,954	652,428
REALTY INCOME CORP	0.750% 03/15/2026 DD 12/14/20	205,000	203,344	204,485
ROPER TECHNOLOGIES INC	3.650% 09/15/2023 DD 08/28/18	350,000	368,004	379,764
ROPER TECHNOLOGIES INC	2.350% 09/15/2024 DD 08/26/19	580,000	578,927	618,964
ROYALTY PHARMA PLC 144A	0.750% 09/02/2023 DD 09/02/20	365,000	362,525	366,745
SAN DIEGO GAS & ELECTRIC CO	1.914% 02/01/2022 DD 03/12/15	122,146	122,146	122,794
SOUTHERN CALIFORNIA EDISON CO	1.845% 02/01/2022 DD 01/16/15	148,929	148,929	149,250
SOUTHERN CALIFORNIA GAS CO	3.200% 06/15/2025 DD 06/18/15	345,000	348,616	381,694
SOUTHERN CO/THE	2.350% 07/01/2021 DD 05/24/16	605,000	604,177	609,761
SOUTHWESTERN PUBLIC SERVICE CO	3.300% 06/15/2024 DD 06/09/14	300,000	312,468	323,733
STATE STREET CORP	VAR RT 11/01/2025 DD 11/01/19	500,000	514,928	533,645
SUMITOMO MITSUI FINANCIAL GROU	1.474% 07/08/2025 DD 07/08/20	1,000,000	1,000,000	1,024,140
SUNCOR ENERGY INC	2.800% 05/15/2023 DD 05/13/20	615,000	614,403	647,091
SUNOCO LOGISTICS PARTNERS OPER	5.950% 12/01/2025 DD 11/17/15	365,000	416,392	430,583
TAKEDA PHARMACEUTICAL CO 144A	2.450% 01/18/2022 DD 07/18/17	195,000	195,341	198,806
TENNESSEE GAS PIPELINE CO LLC	7.000% 03/15/2027 DD 03/13/97	135,000	155,621	168,454
TIME WARNER ENTERTAINMENT CO	8.375% 03/15/2023 DD 09/15/93	80,000	90,834	93,510
TOYOTA MOTOR CREDIT CORP	0.350% 10/14/2022 DD 10/16/20	1,930,000	1,928,282	1,935,230
TRUIST BANK	VAR RT 08/02/2022 DD 07/26/18	545,000	545,000	554,892
U S TREASURY NOTE	2.125% 11/30/2024 DD 11/30/17	560,000	571,138	600,841
U S TREASURY NOTE	2.750% 04/30/2023 DD 04/30/18	5,805,000	5,948,308	6,156,028
U S TREASURY NOTE	2.750% 05/31/2023 DD 05/31/18	6,250,000	6,500,145	6,641,625
U S TREASURY NOTE	2.750% 08/31/2023 DD 08/31/18	2,020,000	2,102,694	2,159,117
U S TREASURY NOTE	2.875% 09/30/2023 DD 09/30/18	1,530,000	1,526,811	1,643,618
U S TREASURY NOTE	2.500% 01/15/2022 DD 01/15/19	1,530,000	1,559,106	1,567,470
U S TREASURY NOTE	2.500% 02/15/2022 DD 02/15/19	295,000	295,189	302,847
U S TREASURY NOTE	2.375% 02/29/2024 DD 02/28/19	480,000	514,001	513,096
U S TREASURY NOTE	2.250% 04/15/2022 DD 04/15/19	11,885,000	12,112,730	12,209,104
U S TREASURY NOTE	2.250% 04/30/2024 DD 04/30/19	2,280,000	2,403,263	2,435,336
U S TREASURY NOTE	2.125% 05/15/2022 DD 05/15/19	3,110,000	3,156,407	3,195,027
U S TREASURY NOTE	1.750% 06/30/2024 DD 06/30/19	12,960,000	13,061,480	13,658,674
U S TREASURY NOTE	2.250% 11/15/2024 DD 11/15/14	600,000	573,906	646,362

U S TREASURY NOTE	1.875% 10/31/2022 DD 10/31/15	3,000,000	2,873,133	3,095,850
U S TREASURY NOTE	1.750% 05/15/2022 DD 05/15/12	1,485,000	1,426,311	1,518,071
U S TREASURY NOTE	1.750% 05/15/2023 DD 05/15/13	1,780,000	1,726,595	1,847,729
U S TREASURY NOTE	2.125% 03/31/2024 DD 03/31/17	5,015,000	5,172,306	5,328,237
U S TREASURY NOTE	1.875% 04/30/2022 DD 04/30/17	4,165,000	4,057,452	4,261,961
U S TREASURY NOTE	1.750% 05/31/2022 DD 05/31/17	5,960,000	5,804,850	6,097,140
U S TREASURY NOTE	2.750% 07/31/2023 DD 07/31/18	3,040,000	3,076,974	3,243,528
U S TREASURY NOTE	1.500% 09/30/2024 DD 09/30/19	6,430,000	6,474,757	6,733,175
U S TREASURY NOTE	1.375% 10/15/2022 DD 10/15/19	4,330,000	4,322,200	4,426,429
U S TREASURY NOTE	1.500% 10/31/2024 DD 10/31/19	2,630,000	2,766,534	2,756,477
U S TREASURY NOTE	1.375% 01/31/2022 DD 01/31/20	1,470,000	1,471,903	1,489,757
U S TREASURY NOTE	0.500% 03/15/2023 DD 03/15/20	5,200,000	5,245,094	5,242,276
U S TREASURY NOTE	0.500% 03/31/2025 DD 03/31/20	7,095,000	7,161,958	7,160,416
U S TREASURY NOTE	0.375% 03/31/2022 DD 03/31/20	2,420,000	2,422,883	2,427,647
U S TREASURY NOTE	0.375% 04/30/2025 DD 04/30/20	2,115,000	2,132,515	2,122,677
U S TREASURY NOTE	0.125% 04/30/2022 DD 04/30/20	1,860,000	1,857,896	1,860,428
U S TREASURY NOTE	0.125% 05/15/2023 DD 05/15/20	1,755,000	1,755,480	1,754,526
U S TREASURY NOTE	0.125% 05/31/2022 DD 05/31/20	3,350,000	3,346,699	3,350,670
U S TREASURY NOTE	0.250% 06/15/2023 DD 06/15/20	3,625,000	3,635,479	3,634,353
U S TREASURY NOTE	0.250% 06/30/2025 DD 06/30/20	4,070,000	4,064,898	4,059,662
U S TREASURY NOTE	0.125% 07/15/2023 DD 07/15/20	1,055,000	1,053,725	1,054,504
U S TREASURY NOTE	0.250% 07/31/2025 DD 07/31/20	11,005,000	10,988,749	10,972,755
U S TREASURY NOTE	0.125% 08/15/2023 DD 08/15/20	885,000	883,513	884,513
U S TREASURY NOTE	0.125% 08/31/2022 DD 08/31/20	2,405,000	2,404,507	2,405,192
U S TREASURY NOTE	0.250% 08/31/2025 DD 08/31/20	11,340,000	11,283,401	11,303,258
U S TREASURY NOTE	0.125% 09/15/2023 DD 09/15/20	2,195,000	2,193,542	2,193,464
U S TREASURY NOTE	0.250% 11/15/2023 DD 11/15/20	2,155,000	2,157,757	2,161,056
U S TREASURY NOTE	0.125% 11/30/2022 DD 11/30/20	2,495,000	2,492,759	2,495,299
U S TREASURY NOTE	0.625% 11/30/2027 DD 11/30/20	410,000	409,247	409,934
U S TREASURY NOTE	0.375% 11/30/2025 DD 11/30/20	2,640,000	2,639,945	2,643,722
UNITED AIRLINES 2015-1 CLASS A	3.450% 06/01/2029 DD 11/17/15	144,746	140,766	144,827
US BANK NA/CINCINNATI OH	3.450% 11/16/2021 DD 11/16/18	420,000	419,420	430,790
VF CORP	2.050% 04/23/2022 DD 04/23/20	620,000	619,888	633,318
WELLS FARGO & CO	3.550% 09/29/2025 DD 09/28/15	845,000	951,749	949,222
WELLS FARGO & CO	VAR RT 02/11/2026 DD 02/11/20	1,120,000	1,142,257	1,177,725
AMEREN CORP	2.500% 09/15/2024 DD 09/16/19	265,000	106	(284,157)
BERKSHIRE HATHAWAY ENERGY CO	2.375% 01/15/2021 DD 01/05/18	(1,245,000)	100	1,259,678
CREDIT SUISSE AG/NEW YORK NY	2.100% 11/12/2021 DD 11/12/19	(1,075,000)	102	1,094,880
U S TREASURY NOTE	0.250% 07/31/2025 DD 07/31/20	2,980,000	100	(2,974,701)
U S TREASURY NOTE	0.125% 09/15/2023 DD 09/15/20	2,195,000	100	(2,194,391)
U S TREASURY NOTE	0.375% 11/30/2025 DD 11/30/20	(200,000)	100	200,182
IGT INVESCO SHORT TERM BOND			115,540,388	115,540,338
INTEREST BEARING CASH	TEMPORARY INVESTMENTS		4,523,192	4,523,192
TOTAL UNDERLYING ASSETS			$358,895,603	361,183,059
ADJUSTMENT FROM MARKET TO CONTRACT VALUE				(13,735,255)
CONTRACT VALUE				$347,447,804

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN
PLAN SPONSOR: THE DOW CHEMICAL COMPANY
EMPLOYER IDENTIFICATION NO. 38-1285128
PLAN NO. 002
APPENDIX D - UNDERLYING ASSETS FOR PRUDENTIAL INSURANCE GA-62233
December 31, 2020

			(c)
	(b)		Face Value		(e)
	Identity of Issue, Borrower,		or Number	(d)	Current
(a)	Lessor or Similar Party		of Shares	Cost	Value
	3M CO	2.650% 04/15/2025 DD 03/27/20	355,000	$354,712	$385,559
	ABBVIE INC	4.250% 11/14/2028 DD 09/18/18	565,000	560,169	677,384
	ABBVIE INC	2.950% 11/21/2026 DD 05/21/20	1,115,000	1,130,256	1,233,023
	ABBVIE INC	3.200% 11/21/2029 DD 05/21/20	385,000	423,959	431,470
	AIG GLOBAL FUNDING 144A	0.800% 07/07/2023 DD 07/07/20	345,000	344,734	348,402
	ALLY AUTO RECEIVABLES TRU 1 A3	2.350% 06/15/2022 DD 01/31/18	44,821	44,979	44,943
	ALLY AUTO RECEIVABLES TRU 4 A3	1.840% 06/17/2024 DD 12/11/19	155,000	157,985	157,322
	ALTRIA GROUP INC	2.350% 05/06/2025 DD 05/06/20	520,000	519,782	552,495
	AMAZON.COM INC	1.200% 06/03/2027 DD 06/03/20	135,000	134,955	137,719
	AMERICAN ELECTRIC POWER CO INC	3.650% 12/01/2021 DD 11/30/18	395,000	394,755	407,198
	AMERICAN ELECTRIC POWER CO INC	1.000% 11/01/2025 DD 11/20/20	590,000	588,637	597,021
	AMERICAN EXPRESS CO	2.500% 08/01/2022 DD 08/01/17	985,000	984,222	1,016,293
	AMERICAN HONDA FINANCE CORP	2.050% 01/10/2023 DD 09/10/19	905,000	904,665	935,851
	AMERICAN HONDA FINANCE CORP	0.650% 09/08/2023 DD 09/10/20	355,000	354,844	357,244
	AMERICAN INTERNATIONAL GROUP I	3.900% 04/01/2026 DD 03/22/16	435,000	434,783	496,026
	AMERICAN TOWER CORP	1.875% 10/15/2030 DD 09/28/20	1,175,000	1,169,760	1,185,246
	AMGEN INC	2.200% 02/21/2027 DD 02/21/20	1,070,000	1,094,085	1,147,051
	ANHEUSER-BUSCH COS LLC / ANHEU	3.650% 02/01/2026 DD 02/01/19	915,000	931,527	1,034,289
	ANHEUSER-BUSCH INBEV	4.150% 01/23/2025 DD 01/23/19	185,000	184,815	210,658
	ANTHEM INC	2.375% 01/15/2025 DD 09/09/19	285,000	292,983	304,822
	AON CORP	2.200% 11/15/2022 DD 11/15/19	935,000	934,813	966,388
	APPLE INC	2.750% 01/13/2025 DD 11/13/17	635,000	647,192	688,956
	ASTRAZENECA PLC	3.500% 08/17/2023 DD 08/17/18	520,000	518,300	560,139
	AT&T INC	4.350% 03/01/2029 DD 02/19/19	410,000	453,366	488,991
	AT&T INC	1.650% 02/01/2028 DD 08/04/20	1,055,000	1,053,671	1,076,406
	AVALONBAY COMMUNITIES INC	2.450% 01/15/2031 DD 05/22/20	995,000	996,892	1,070,123
	BAE SYSTEMS PLC 144A	4.750% 10/11/2021 DD 10/11/11	2,140,000	2,137,817	2,208,715
	BANK OF AMERICA CORP	4.000% 01/22/2025 DD 01/22/15	105,000	104,471	117,986
	BANK OF AMERICA CORP	4.450% 03/03/2026 DD 03/03/16	1,120,000	1,156,962	1,305,416
	BANK OF AMERICA CORP	VAR RT 10/01/2025 DD 09/18/17	1,145,000	1,145,395	1,239,485
	BANK OF AMERICA CORP	VAR RT 12/20/2028 DD 12/20/17	630,000	691,898	711,610
	BANK OF AMERICA CORP	VAR RT 03/05/2029 DD 03/05/18	370,000	428,286	432,008
	BANK OF AMERICA CORP	VAR RT 07/23/2024 DD 07/23/18	1,825,000	1,918,962	1,978,665
	BANK OF AMERICA CORP	VAR RT 07/23/2030 DD 07/23/19	260,000	260,000	291,379
	BANK OF NEW YORK MELLON CORP/T	2.100% 10/24/2024 DD 10/24/19	1,050,000	1,048,163	1,115,142
	BANK OF THE WEST AUT 1 A2 144A	2.400% 10/17/2022 DD 06/26/19	89,874	89,839	90,154
	BAT CAPITAL CORP	2.259% 03/25/2028 DD 09/25/20	1,290,000	1,290,000	1,339,085
	BERKSHIRE HATHAWAY ENERGY 144A	4.050% 04/15/2025 DD 03/24/20	595,000	594,232	673,701
	BERKSHIRE HATHAWAY ENERGY 144A	3.700% 07/15/2030 DD 03/27/20	1,460,000	1,498,181	1,726,976
	BG ENERGY CAPITAL PLC 144A	4.000% 10/15/2021 DD 10/12/11	1,195,000	1,185,560	1,226,859
	BIOGEN INC	3.625% 09/15/2022 DD 09/15/15	295,000	294,764	311,004

BMW US CAPITAL LLC 144A	3.800% 04/06/2023 DD 04/09/20	590,000	589,392	633,660
BOEING CO/THE	2.700% 02/01/2027 DD 07/31/19	545,000	544,185	566,882
BOEING CO/THE	4.508% 05/01/2023 DD 05/04/20	635,000	635,000	686,327
BOSTON GAS CO 144A	3.001% 08/01/2029 DD 07/29/19	390,000	390,000	430,502
BOSTON PROPERTIES LP	3.400% 06/21/2029 DD 06/21/19	565,000	563,955	630,687
BP CAPITAL MARKETS AMERICA INC	3.216% 11/28/2023 DD 11/28/18	760,000	745,864	815,062
BP CAPITAL MARKETS AMERICA INC	3.194% 04/06/2025 DD 04/06/20	825,000	825,000	907,492
BRISTOL-MYERS SQUIBB CO	3.200% 06/15/2026 DD 06/15/20	440,000	438,803	495,057
CAMDEN PROPERTY TRUST	2.800% 05/15/2030 DD 04/20/20	315,000	314,776	349,826
CAPITAL ONE MULTI-ASSET A5 A5	VAR RT 07/15/2027 DD 10/10/17	995,000	999,746	1,005,408
CARRIER GLOBAL CORP	2.242% 02/15/2025 DD 08/15/20	425,000	425,000	449,718
CHEVRON CORP	2.895% 03/03/2024 DD 03/03/17	405,000	405,000	433,990
CHEVRON CORP	1.995% 05/11/2027 DD 05/11/20	380,000	380,000	402,986
CHEVRON USA INC	1.018% 08/12/2027 DD 08/12/20	465,000	465,000	467,283
CITIBANK CREDIT CARD ISS A5 A5	VAR RT 04/22/2026 DD 05/02/17	2,025,000	2,040,005	2,046,445
CITIBANK CREDIT CARD ISS A6 A6	VAR RT 05/14/2029 DD 05/22/17	2,780,000	2,774,793	2,783,586
CITIGROUP INC	3.400% 05/01/2026 DD 05/02/16	1,200,000	1,190,107	1,350,696
CITIGROUP INC	VAR RT 01/24/2023 DD 01/24/18	1,345,000	1,345,000	1,383,050
CITIGROUP INC	VAR RT 03/31/2031 DD 03/31/20	1,020,000	1,020,000	1,236,913
COCA-COLA CO/THE	1.450% 06/01/2027 DD 05/01/20	260,000	259,685	268,562
COMCAST CORP	3.600% 03/01/2024 DD 02/26/14	100,000	107,005	110,019
COMCAST CORP	3.000% 02/01/2024 DD 01/10/17	2,005,000	2,001,170	2,156,879
COMCAST CORP	3.300% 04/01/2027 DD 03/27/20	900,000	897,597	1,023,390
COMCAST CORP	1.500% 02/15/2031 DD 08/25/20	1,665,000	1,659,389	1,653,728
COMMIT TO PUR FNMA SF MTG	2.000% 03/01/2051 DD 03/01/21	7,320,000	7,553,325	7,579,055
CREDIT SUISSE GROUP AG 144A	VAR RT 06/12/2024 DD 06/12/18	660,000	660,000	715,057
CVS HEALTH CORP	3.875% 07/20/2025 DD 07/20/15	645,000	693,577	730,469
CVS HEALTH CORP	4.780% 03/25/2038 DD 03/09/18	205,000	201,355	259,731
CVS HEALTH CORP	3.625% 04/01/2027 DD 03/31/20	565,000	571,898	642,959
CVS HEALTH CORP	3.750% 04/01/2030 DD 03/31/20	410,000	409,086	477,146
CVS HEALTH CORP	1.300% 08/21/2027 DD 08/21/20	845,000	841,791	848,921
DAIMLER FINANCE NORTH AME 144A	3.350% 05/04/2021 DD 05/04/18	875,000	873,985	883,391
DAIMLER FINANCE NORTH AME 144A	2.700% 06/14/2024 DD 08/15/19	470,000	469,187	503,206
DISCOVER CARD EXECUTION A2 A2	VAR RT 08/15/2025 DD 03/14/18	1,970,000	1,971,231	1,977,525
DISCOVER CARD EXECUTION A5 A5	VAR RT 12/15/2026 DD 06/30/17	1,505,000	1,509,532	1,520,201
DOMINION ENERGY INC	2.750% 01/15/2022 DD 01/12/17	945,000	943,639	965,469
DRIVE AUTO RECEIVABLES T 2 A2A	0.850% 07/17/2023 DD 06/17/20	235,337	235,332	235,820
DRIVE AUTO RECEIVABLES TR 1 A2	1.990% 12/15/2022 DD 01/22/20	143,667	143,428	143,976
DTE ENERGY CO	3.850% 12/01/2023 DD 11/25/13	955,000	952,947	1,039,059
DTE ENERGY CO	VAR RT 10/01/2024 DD 07/01/19	655,000	654,784	697,889
DTE ENERGY CO	2.600% 06/15/2022 DD 06/13/19	275,000	274,692	283,608
DUKE ENERGY CORP	0.900% 09/15/2025 DD 09/11/20	960,000	959,530	962,294
DUKE ENERGY FLORIDA LLC	3.200% 01/15/2027 DD 01/06/17	705,000	704,577	786,992
DUPONT DE NEMOURS INC	4.493% 11/15/2025 DD 11/28/18	1,600,000	1,826,128	1,867,760
EQUINIX INC	1.550% 03/15/2028 DD 10/07/20	1,040,000	1,039,054	1,057,181
EQUINOR ASA	2.875% 04/06/2025 DD 04/06/20	1,725,000	1,736,921	1,884,062
EQUINOR ASA	3.000% 04/06/2027 DD 04/06/20	1,220,000	1,238,392	1,358,287
EQUINOR ASA	3.700% 03/01/2024 DD 11/08/13	315,000	329,625	346,131
ERP OPERATING LP	3.000% 07/01/2029 DD 06/26/19	520,000	517,816	578,547

EVERSOURCE ENERGY	2.750% 03/15/2022 DD 03/10/17	2,025,000	2,045,716	2,078,420
EXELON CORP	3.950% 06/15/2025 DD 12/15/15	890,000	899,273	1,006,759
EXXON MOBIL CORP	2.992% 03/19/2025 DD 03/19/20	2,560,000	2,593,866	2,801,920
FEDERAL HOME LN MTG CORP STRIP	0.000% 03/15/2031 DD 10/25/00	1,685,000	1,470,357	1,466,270
FEDERAL HOME LN MTG CORP STRIP	0.000% 07/15/2032 DD 02/20/02	470,000	396,984	398,099
FEDERAL HOME LN MTG CORP STRIP	0.000% 07/15/2031 DD 02/20/02	215,000	184,304	185,212
FEDERAL NATL MTG ASSN STRIP	0.000% 11/15/2030 DD 11/03/00	160,000	139,808	140,390
FHLMC POOL #QA-0326	5.000% 06/01/2049 DD 06/01/19	161,607	172,768	178,428
FHLMC POOL #QA-0977	3.500% 07/01/2049 DD 07/01/19	—	—	—
FHLMC POOL #QA-1120	4.000% 07/01/2049 DD 07/01/19	178,667	186,930	190,568
FHLMC POOL #QA-6486	3.500% 01/01/2050 DD 01/01/20	112,574	116,813	118,783
FHLMC POOL #ZN-6298	4.000% 05/01/2049 DD 05/01/19	53,722	55,862	57,263
FLORIDA POWER & LIGHT CO	2.850% 04/01/2025 DD 03/27/20	485,000	484,505	527,801
FNMA POOL #0BK9072	5.000% 12/01/2048 DD 12/01/18	88,182	93,804	97,554
FNMA POOL #0BK9818	5.000% 09/01/2048 DD 08/01/18	73,909	78,113	81,716
FNMA POOL #0BL0212	3.820% 07/01/2027 DD 10/01/18	79,646	86,982	91,003
FNMA POOL #0BL0760	3.790% 12/01/2025 DD 12/01/18	235,000	251,698	255,675
FNMA POOL #0BL1300	4.200% 01/01/2029 DD 01/01/19	525,000	590,707	613,993
FNMA POOL #0BM5680	5.000% 03/01/2049 DD 03/01/19	79,879	85,224	88,563
FNMA POOL #0BM5984	5.000% 05/01/2049 DD 05/01/19	253,879	270,739	280,687
FNMA POOL #0BN0792	4.000% 09/01/2049 DD 09/01/19	31,911	33,247	34,087
FNMA POOL #0BN6091	4.000% 06/01/2049 DD 05/01/19	385,977	402,893	412,215
FNMA POOL #0BN6273	4.500% 04/01/2049 DD 04/01/19	70,004	74,302	76,651
FNMA POOL #0BN7744	3.500% 09/01/2049 DD 09/01/19	—	—	—
FNMA POOL #0BN7958	4.500% 08/01/2049 DD 08/01/19	176,654	186,356	191,447
FNMA POOL #0BO2561	3.500% 07/01/2049 DD 07/01/19	344,655	356,448	364,090
FNMA POOL #0BO8967	3.500% 01/01/2050 DD 01/01/20	223,033	231,057	236,690
FNMA POOL #0BO8968	4.000% 01/01/2050 DD 01/01/20	—	—	—
FNMA POOL #0BO9001	4.000% 02/01/2050 DD 01/01/20	71,002	74,760	76,203
FNMA POOL #0BP1200	3.500% 01/01/2050 DD 01/01/20	86,218	89,343	91,078
FNMA POOL #0CA1795	5.000% 05/01/2048 DD 05/01/18	437,103	462,373	485,220
FNMA POOL #0CA2317	5.000% 06/01/2048 DD 08/01/18	221,307	233,807	246,035
FNMA POOL #0CA7050	3.000% 09/01/2050 DD 08/01/20	2,242,505	2,373,201	2,372,077
FORD CREDIT AUTO OWNER TR A A3	3.030% 11/15/2022 DD 05/22/18	74,411	75,327	75,076
FORD CREDIT AUTO OWNER TR B A4	1.870% 09/15/2022 DD 06/27/17	119,046	119,647	119,382
FOX CORP	3.500% 04/08/2030 DD 04/07/20	380,000	389,911	431,642
GENERAL DYNAMICS CORP	3.500% 04/01/2027 DD 03/25/20	1,265,000	1,274,131	1,455,256
GILEAD SCIENCES INC	3.250% 09/01/2022 DD 09/14/15	280,000	279,605	292,407
GLAXOSMITHKLINE CAPITAL PLC	3.000% 06/01/2024 DD 03/25/19	215,000	225,036	231,658
GM FINANCIAL AUTOMOBILE 2 A2A	0.710% 10/20/2022 DD 06/17/20	78,320	78,315	78,570
GM FINANCIAL CONSUMER AUT 1 A2	1.830% 01/17/2023 DD 01/15/20	133,830	133,825	134,348
GOLDMAN SACHS GROUP INC/THE	5.250% 07/27/2021 DD 07/27/11	265,000	264,413	272,441
GOLDMAN SACHS GROUP INC/THE	4.000% 03/03/2024 DD 03/03/14	385,000	409,193	425,413
GOLDMAN SACHS GROUP INC/THE	VAR RT 07/24/2023 DD 07/24/17	1,000,000	1,000,000	1,038,640
GOLDMAN SACHS GROUP INC/THE	3.750% 02/25/2026 DD 02/25/16	1,105,000	1,086,091	1,255,225
GUARDIAN LIFE GLOBAL FUND 144A	1.100% 06/23/2025 DD 06/23/20	380,000	379,650	385,426
GUARDIAN LIFE GLOBAL FUND 144A	0.875% 12/10/2025 DD 12/10/20	1,115,000	1,114,242	1,121,523
HOME DEPOT INC/THE	2.500% 04/15/2027 DD 03/30/20	495,000	492,589	543,203
HSBC HOLDINGS PLC	4.300% 03/08/2026 DD 03/08/16	745,000	748,184	858,359

HSBC HOLDINGS PLC	VAR RT 06/19/2029 DD 06/19/18	625,000	625,000	739,406
HSBC HOLDINGS PLC	VAR RT 11/07/2025 DD 11/07/19	200,000	209,434	212,984
HSBC HOLDINGS PLC	4.950% 03/31/2030 DD 03/31/20	255,000	254,681	319,668
HSBC HOLDINGS PLC	VAR RT 04/18/2026 DD 08/18/20	1,300,000	1,300,000	1,329,588
HYUNDAI AUTO RECEIVABLES B A3	1.940% 02/15/2024 DD 11/06/19	115,000	115,319	117,113
INTERCONTINENTAL EXCHANGE INC	2.100% 06/15/2030 DD 05/26/20	1,655,000	1,643,250	1,732,961
JPMORGAN CHASE & CO	3.900% 07/15/2025 DD 07/21/15	510,000	572,699	579,380
JPMORGAN CHASE & CO	2.700% 05/18/2023 DD 05/18/16	870,000	861,163	914,675
JPMORGAN CHASE & CO	VAR RT 07/23/2024 DD 07/23/18	2,550,000	2,550,000	2,766,138
JPMORGAN CHASE & CO	VAR RT 12/05/2024 DD 12/05/18	780,000	780,000	859,271
JPMORGAN CHASE & CO	VAR RT 10/15/2030 DD 09/12/19	245,000	264,279	266,396
JPMORGAN CHASE & CO	VAR RT 05/13/2031 DD 05/13/20	455,000	455,000	498,948
KEURIG DR PEPPER INC	4.417% 05/25/2025 DD 05/25/19	250,000	250,000	288,235
KEYCORP	2.250% 04/06/2027 DD 02/06/20	1,655,000	1,672,844	1,765,620
KIMBERLY-CLARK CORP	3.100% 03/26/2030 DD 03/26/20	215,000	214,834	247,590
KINDER MORGAN ENERGY PARTNERS	3.500% 03/01/2021 DD 02/24/14	440,000	437,774	440,000
KINDER MORGAN INC	4.300% 06/01/2025 DD 11/26/14	415,000	424,418	473,515
LELAND STANFORD JUNIOR UNIVER	1.289% 06/01/2027 DD 06/04/20	485,000	486,186	497,890
LOWE'S COS INC	4.500% 04/15/2030 DD 03/26/20	900,000	915,071	1,120,293
LOWE'S COS INC	1.300% 04/15/2028 DD 10/22/20	1,085,000	1,084,308	1,094,570
MASTERCARD INC	3.300% 03/26/2027 DD 03/26/20	485,000	483,647	553,327
MCDONALD'S CORP	2.625% 09/01/2029 DD 08/12/19	615,000	610,474	673,130
MCDONALD'S CORP	3.500% 07/01/2027 DD 03/27/20	1,775,000	1,806,821	2,036,156
MCDONALD'S CORP	3.600% 07/01/2030 DD 03/27/20	330,000	385,800	386,777
METROPOLITAN LIFE GLOBAL 144A	0.950% 07/02/2025 DD 07/02/20	2,015,000	2,011,474	2,041,719
MONDELEZ INTERNATIONAL INC	2.750% 04/13/2030 DD 04/13/20	405,000	412,242	444,840
MORGAN STANLEY	4.000% 07/23/2025 DD 07/23/15	365,000	364,701	417,695
MORGAN STANLEY	VAR RT 01/23/2030 DD 01/23/19	280,000	280,000	340,595
MORGAN STANLEY	VAR RT 07/22/2025 DD 07/23/19	775,000	775,000	828,925
MORGAN STANLEY	VAR RT 04/01/2031 DD 03/31/20	2,230,000	2,230,000	2,593,713
MORGAN STANLEY	3.125% 01/23/2023 DD 01/23/18	330,000	329,258	348,272
MORGAN STANLEY	3.875% 04/29/2024 DD 04/28/14	1,025,000	1,074,431	1,135,516
MORGAN STANLEY	3.125% 07/27/2026 DD 07/25/16	140,000	139,048	156,488
NATIONAL SECURITIES CLEAR 144A	1.200% 04/23/2023 DD 04/23/20	1,195,000	1,193,877	1,218,852
NAVIENT PRIVATE EDUC DA A 144A	1.690% 05/15/2069 DD 06/11/20	—	—	—
NAVIENT PRIVATE EDUC FA A 144A	1.220% 07/15/2069 DD 07/30/20	210,418	210,402	212,480
NAVIENT PRIVATE EDUC GA A 144A	1.170% 09/16/2069 DD 09/16/20	536,518	536,417	540,558
NAVIENT PRIVATE EDUC HA A 144A	1.310% 01/15/2069 DD 11/17/20	550,000	549,953	555,594
NAVIENT STUDENT LO 2A A1A 144A	1.320% 08/26/2069 DD 10/22/20	430,560	430,341	431,248
NESTLE HOLDINGS INC 144A	3.350% 09/24/2023 DD 09/24/18	770,000	769,861	830,137
NEW HAMPSHIRE HIGHER EDU 1 A1A	1.550% 09/25/2060 DD 10/15/20	2,179,972	2,179,110	2,221,217
NEW YORK LIFE GLOBAL FUND 144A	2.900% 01/17/2024 DD 01/17/17	1,570,000	1,568,618	1,684,280
NEW YORK LIFE GLOBAL FUND 144A	1.100% 05/05/2023 DD 05/07/20	680,000	679,857	691,859
NIKE INC	2.750% 03/27/2027 DD 03/27/20	995,000	1,011,458	1,100,997
NUTRITION & BIOSCIENCES I 144A	1.832% 10/15/2027 DD 09/16/20	1,070,000	1,069,989	1,102,817
NVIDIA CORP	2.850% 04/01/2030 DD 03/31/20	945,000	941,494	1,063,068
ORACLE CORP	2.950% 11/15/2024 DD 11/09/17	1,340,000	1,387,132	1,457,866
OTIS WORLDWIDE CORP	2.056% 04/05/2025 DD 02/27/20	905,000	909,140	959,155

PACIFIC LIFE GLOBAL FUNDI 144A	1.200% 06/24/2025 DD 06/24/20	665,000	663,524	674,097
PARKER-HANNIFIN CORP	2.700% 06/14/2024 DD 06/14/19	300,000	299,862	321,747
PAYPAL HOLDINGS INC	1.650% 06/01/2025 DD 05/18/20	1,285,000	1,284,743	1,342,542
PFIZER INC	2.625% 04/01/2030 DD 03/27/20	565,000	563,023	630,625
PHILIP MORRIS INTERNATIONAL IN	2.875% 05/01/2024 DD 05/01/19	1,185,000	1,178,447	1,272,785
PHILLIPS 66	1.300% 02/15/2026 DD 11/18/20	330,000	329,868	334,419
PUBLIC SERVICE ENTERPRISE GROU	2.650% 11/15/2022 DD 11/06/17	1,360,000	1,358,273	1,417,474
PUBLIC SERVICE ENTERPRISE GROU	1.600% 08/15/2030 DD 08/14/20	880,000	878,381	867,662
RECKITT BENCKISER TREASUR 144A	2.750% 06/26/2024 DD 06/26/17	1,500,000	1,498,380	1,604,205
REPUBLIC SERVICES INC	2.500% 08/15/2024 DD 08/07/19	500,000	499,200	533,940
REPUBLIC SERVICES INC	1.450% 02/15/2031 DD 08/20/20	1,345,000	1,338,504	1,316,352
RESOLUTION FDG CORP PRIN STRIP	0.000% 01/15/2030 DD 01/30/91	338,000	295,976	300,631
RESOLUTION FDG CORP PRIN STRIP	0.000% 04/15/2030 DD 04/15/90	925,000	813,433	821,872
RESOLUTION FDG CORP STRIP	0.000% 01/15/2030 DD 01/15/90	660,000	579,821	587,030
ROPER TECHNOLOGIES INC	1.000% 09/15/2025 DD 09/01/20	345,000	344,545	349,164
SANTANDER DRIVE AUTO REC 2 A2A	0.620% 05/15/2023 DD 07/22/20	369,251	369,248	369,554
SANTANDER DRIVE AUTO RECE 3 A2	0.460% 09/15/2023 DD 09/23/20	1,200,000	1,199,956	1,200,720
SCHLUMBERGER FINANCE CANADA	1.400% 09/17/2025 DD 09/18/20	310,000	309,628	318,795
SEMPRA ENERGY	2.900% 02/01/2023 DD 01/12/18	350,000	348,674	367,210
SHELL INTERNATIONAL FINANCE BV	2.375% 04/06/2025 DD 04/06/20	1,700,000	1,711,534	1,823,250
SIMON PROPERTY GROUP LP	2.750% 06/01/2023 DD 12/11/17	10,000	9,982	10,511
SIMON PROPERTY GROUP LP	2.000% 09/13/2024 DD 09/13/19	275,000	274,728	287,389
SOUTHERN CO/THE	2.950% 07/01/2023 DD 05/24/16	1,165,000	1,164,010	1,233,688
STARBUCKS CORP	1.300% 05/07/2022 DD 05/07/20	440,000	439,705	446,156
STATE STREET CORP	VAR RT 03/30/2026 DD 09/30/20	815,000	815,000	887,796
TARGET CORP	2.250% 04/15/2025 DD 03/31/20	385,000	384,361	412,127
THERMO FISHER SCIENTIFIC INC	4.133% 03/25/2025 DD 03/25/20	630,000	630,000	716,335
TJX COS INC/THE	3.750% 04/15/2027 DD 04/01/20	1,450,000	1,449,000	1,676,867
TOYOTA AUTO RECEIVABLES 2 A A2	1.670% 11/15/2022 DD 02/12/20	91,815	91,940	92,365
TOYOTA AUTO RECEIVABLES 2 D A2	1.920% 07/15/2022 DD 11/13/19	79,829	78,108	80,162
TOYOTA MOTOR CREDIT CORP	2.900% 03/30/2023 DD 04/01/20	1,155,000	1,154,873	1,221,875
TRANSCANADA PIPELINES LTD	4.625% 03/01/2034 DD 02/28/14	305,000	303,621	372,716
TRUIST FINANCIAL CORP	2.750% 04/01/2022 DD 03/21/17	1,055,000	1,053,027	1,085,574
TRUIST FINANCIAL CORP	2.200% 03/16/2023 DD 09/16/19	940,000	939,304	975,776
TSMC GLOBAL LTD 144A	1.375% 09/28/2030 DD 09/28/20	1,575,000	1,560,557	1,546,209
U S TREASURY BOND	1.375% 08/15/2050 DD 08/15/20	2,555,000	2,422,764	2,392,911
U S TREASURY BOND	1.625% 11/15/2050 DD 11/15/20	5,900,000	5,837,439	5,877,875
U S TREASURY BOND	1.375% 11/15/2040 DD 11/15/20	10,070,000	9,993,399	9,956,713
U S TREASURY NOTE	2.750% 08/31/2025 DD 08/31/18	4,850,000	5,437,613	5,392,618
U S TREASURY NOTE	2.125% 05/15/2025 DD 05/15/15	1,420,000	1,549,353	1,532,606
U S TREASURY NOTE	0.125% 12/15/2023 DD 12/15/20	60,980,000	60,841,155	60,908,653
U S TREASURY NOTE	0.625% 12/31/2027 DD 12/31/20	37,860,000	37,769,499	37,818,733
U S TREASURY NOTE	0.375% 12/31/2025 DD 12/31/20	45,280,000	45,287,551	45,315,318
UNILEVER CAPITAL CORP	2.600% 05/05/2024 DD 05/05/17	495,000	509,825	527,502
UNION PACIFIC CORP	3.950% 09/10/2028 DD 06/08/18	530,000	533,201	629,216
UNITED PARCEL SERVICE INC	3.900% 04/01/2025 DD 03/24/20	905,000	904,050	1,022,460
UNIV OF CALIFORNIA CA REVENUES	0.883% 05/15/2025 DD 07/16/20	310,000	310,000	314,436
UNIV OF CALIFORNIA CA REVENUES	1.316% 05/15/2027 DD 07/16/20	250,000	250,000	253,998
US BANCORP	2.400% 07/30/2024 DD 07/29/19	1,450,000	1,448,579	1,545,686

USAA CAPITAL CORP 144A	2.125% 05/01/2030 DD 04/21/20	250,000	249,280	262,873
VERIZON COMMUNICATIONS INC	4.500% 08/10/2033 DD 08/10/17	690,000	688,054	870,649
VERIZON COMMUNICATIONS INC	1.750% 01/20/2031 DD 11/20/20	2,345,000	2,334,330	2,333,275
VERIZON OWNER TRUST 2019 C A1A	1.940% 04/22/2024 DD 10/08/19	1,090,000	1,089,916	1,113,381
VIATRIS INC 144A	2.300% 06/22/2027 DD 06/22/20	565,000	579,383	601,510
VISA INC	1.900% 04/15/2027 DD 04/02/20	535,000	533,491	569,411
VOLKSWAGEN GROUP OF AMERI 144A	2.900% 05/13/2022 DD 05/13/20	1,065,000	1,064,425	1,098,654
VOLKSWAGEN GROUP OF AMERI 144A	0.875% 11/22/2023 DD 11/24/20	865,000	863,703	869,870
WALGREENS BOOTS ALLIANCE INC	3.300% 11/18/2021 DD 11/18/14	335,000	334,085	341,968
WALMART INC	3.050% 07/08/2026 DD 04/23/19	745,000	785,624	838,728
WALT DISNEY CO/THE	3.350% 03/24/2025 DD 03/23/20	1,640,000	1,674,450	1,818,088
WELLS FARGO & CO	3.000% 04/22/2026 DD 04/22/16	475,000	510,658	522,785
WELLS FARGO & CO	VAR RT 06/17/2027 DD 06/17/19	790,000	790,000	876,078
WELLS FARGO & CO	VAR RT 10/30/2025 DD 10/31/19	1,640,000	1,640,000	1,734,087
WELLS FARGO & CO	VAR RT 04/04/2031 DD 03/30/20	1,265,000	1,265,000	1,546,526
WELLS FARGO & CO	VAR RT 04/30/2026 DD 04/30/20	1,345,000	1,345,000	1,416,137
YALE UNIVERSITY	0.873% 04/15/2025 DD 06/09/20	495,000	495,000	502,816
US LONG BOND FUTURE (CBT)	EXP MAR 21	(169)	—	102,159
US ULTRA BOND FUTURE (CBT)	EXP MAR 21	(8)	—	19,500
US 10YR ULTRA FUTURE (CBT)	EXP MAR 21	(93)	—	50,461
US 10YR NOTE FUTURE (CBT)	EXP MAR 21	307	—	(9,594)
US 5YR NOTE FUTURE (CBT)	EXP MAR 21	(87)	—	(23,119)
COMMIT TO PUR FNMA SF MTG	1.500% 01/01/2051 DD 01/01/21	9,365,000	100	(9,377,389)
COMMIT TO PUR FNMA SF MTG	2.000% 01/01/2051 DD 01/01/21	3,660,000	103	(3,757,575)
COMMIT TO PUR FNMA SF MTG	2.000% 01/01/2051 DD 01/01/21	6,385,000	103	(6,588,644)
COMMIT TO PUR FNMA SF MTG	2.000% 01/01/2051 DD 01/01/21	3,320,000	103	(3,423,813)
COMMIT TO PUR FNMA SF MTG	2.000% 02/01/2051 DD 02/01/21	7,300,000	103	(7,531,895)
COMMIT TO PUR FNMA SF MTG	2.000% 02/01/2051 DD 02/01/21	13,365,000	103	(13,779,640)
COMMIT TO PUR FNMA SF MTG	2.000% 02/01/2051 DD 02/01/21	3,695,000	103	(3,811,511)
COMMIT TO PUR FNMA SF MTG	2.000% 03/01/2051 DD 03/01/21	20,715,000	103	(21,386,799)
COMMIT TO PUR FNMA SF MTG	1.500% 01/01/2051 DD 01/01/21	(3,740,000)	101	3,766,423
COMMIT TO PUR FNMA SF MTG	1.500% 01/01/2051 DD 01/01/21	(1,925,000)	100	1,935,066
COMMIT TO PUR FNMA SF MTG	1.500% 01/01/2051 DD 01/01/21	(3,700,000)	101	3,724,551
COMMIT TO PUR FNMA SF MTG	2.000% 01/01/2051 DD 01/01/21	(13,365,000)	103	13,810,581
COMMIT TO PUR FNMA SF MTG	2.000% 02/01/2051 DD 02/01/21	(3,645,000)	103	3,763,779
COMMIT TO PUR FNMA SF MTG	2.000% 02/01/2051 DD 02/01/21	(20,715,000)	103	21,428,876
COMMIT TO PUR FNMA SF MTG	2.000% 03/01/2051 DD 03/01/21	(3,660,000)	103	3,783,843
COMMIT TO PUR FNMA SF MTG	2.000% 03/01/2051 DD 03/01/21	(7,330,000)	103	7,569,589
COMMIT TO PUR FNMA SF MTG	2.000% 03/01/2051 DD 03/01/21	(2,405,000)	103	2,486,378
FNMA POOL #0BO8968	4.000% 01/01/2050 DD 01/01/20	(116,252)	107	124,757
U S TREASURY NOTE	0.125% 12/15/2023 DD 12/15/20	8,350,000	100	(8,329,705)
U S TREASURY NOTE	0.375% 12/31/2025 DD 12/31/20	1,355,000	100	(1,355,744)
U S TREASURY NOTE	2.875% 10/31/2023 DD 10/31/18	(8,330,000)	108	8,999,704
INTEREST BEARING CASH	TEMPORARY INVESTMENTS		20,623,871	20,623,871
TOTAL UNDERLYING ASSETS			$376,208,969	379,286,367
ADJUSTMENT FROM MARKET TO CONTRACT VALUE				(31,721,219)
CONTRACT VALUE				$347,565,148

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN
PLAN SPONSOR: THE DOW CHEMICAL COMPANY
EMPLOYER IDENTIFICATION NO. 38-1285128
PLAN NO. 002
APPENDIX E - UNDERLYING ASSETS FOR MET TOWER LIFE 38025 AND RGA RGA00036
December 31, 2020

			(c)
	(b)		Face Value		(e)
	Identity of Issue, Borrower,		or Number	(d)	Current
(a)	Lessor or Similar Party		of Shares	Cost	Value
	ABBVIE INC	2.300% 11/21/2022 DD 05/21/20	405,000	$404,582	$419,718
	ADOBE INC	1.900% 02/01/2025 DD 02/03/20	560,000	558,807	592,200
	AEP TEXAS INC	2.400% 10/01/2022 DD 09/22/17	365,000	366,668	376,501
	AIG GLOBAL FUNDING 144A	3.350% 06/25/2021 DD 06/27/18	315,000	314,981	319,608
	AIR LIQUIDE FINANCE SA 144A	1.750% 09/27/2021 DD 09/27/16	1,000,000	972,810	1,009,430
	ALLY FINANCIAL INC	1.450% 10/02/2023 DD 09/18/20	500,000	496,870	510,410
	AMAZON.COM INC	2.500% 11/29/2022 DD 11/29/12	360,000	364,111	373,867
	AMERICAN HONDA FINANCE CORP	1.200% 07/08/2025 DD 07/08/20	490,000	489,882	501,442
	APPLE INC	1.550% 08/04/2021 DD 08/04/16	895,000	879,490	901,390
	APPLE INC	0.750% 05/11/2023 DD 05/11/20	395,000	393,926	399,712
	AT&T INC	VAR RT 12/15/2023 DD 06/05/19	345,000	366,835	381,708
	BANK OF AMERICA CORP	5.700% 01/24/2022 DD 01/24/12	620,000	702,212	655,253
	BANK OF AMERICA CORP	VAR RT 05/17/2022 DD 05/17/18	140,000	140,000	141,659
	BANK OF AMERICA CORP	VAR RT 07/23/2024 DD 07/23/18	265,000	278,995	287,313
	BANK OF AMERICA CORP	VAR RT 05/19/2024 DD 05/19/20	490,000	490,000	501,461
	BANK OF MONTREAL	1.850% 05/01/2025 DD 04/27/20	330,000	329,749	346,444
	BANK OF NEW YORK MELLON CORP/T	1.850% 01/27/2023 DD 01/28/20	440,000	439,692	453,750
	BANK OF NOVA SCOTIA/THE	1.300% 06/11/2025 DD 06/11/20	420,000	419,068	430,941
	BARCLAYS BANK PLC	1.700% 05/12/2022 DD 05/12/20	385,000	384,684	391,811
	BARCLAYS PLC	VAR RT 02/15/2023 DD 11/15/18	200,000	199,962	208,786
	BERKSHIRE HATHAWAY ENERGY CO	2.800% 01/15/2023 DD 01/05/18	850,000	833,612	890,579
	BOOKING HOLDINGS INC	2.750% 03/15/2023 DD 08/15/17	450,000	456,741	471,983
	BRISTOL-MYERS SQUIBB CO	2.600% 05/16/2022 DD 05/16/20	430,000	428,843	443,687
	BROADCOM INC	2.250% 11/15/2023 DD 05/08/20	485,000	484,952	506,524
	BROADCOM INC	3.125% 10/15/2022 DD 04/15/20	160,000	159,269	167,451
	CANADIAN IMPERIAL BANK	2.250% 01/28/2025 DD 01/28/20	440,000	439,960	467,377
	CARMAX AUTO OWNER TRUST 2 2 A3	1.700% 11/15/2024 DD 04/29/20	370,000	369,960	377,222
	CARMAX AUTO OWNER TRUST 2 3 A3	2.180% 08/15/2024 DD 07/30/19	540,000	541,181	553,441
	CARMAX AUTO OWNER TRUST 2 3 A4	0.770% 03/16/2026 DD 07/22/20	395,000	394,863	398,306
	CATERPILLAR FINANCIAL SERVICES	2.150% 11/08/2024 DD 11/08/19	500,000	501,110	532,630
	CHARLES SCHWAB CORP/THE	4.200% 03/24/2025 DD 03/24/20	540,000	619,650	619,088
	CHEVRON CORP	3.191% 06/24/2023 DD 06/24/13	210,000	217,484	223,348
	CISCO SYSTEMS INC/DELAWARE	2.200% 02/28/2021 DD 02/29/16	1,000,000	1,009,610	1,003,110
	CITIBANK NA	3.400% 07/23/2021 DD 07/23/18	300,000	299,880	304,419
	CITIGROUP INC	3.300% 04/27/2025 DD 04/27/15	575,000	633,874	637,652
	CITIGROUP INC	VAR RT 05/15/2024 DD 05/14/20	185,000	185,000	190,570
	CITIGROUP INC	VAR RT 10/30/2024 DD 10/30/20	455,000	455,000	457,953
	CNA FINANCIAL CORP	3.950% 05/15/2024 DD 02/27/14	395,000	422,046	436,704
	COMCAST CORP	3.100% 04/01/2025 DD 03/27/20	200,000	199,898	220,062
	COMM 2013-CCRE8 MORTGAG CR8 A4	3.334% 06/10/2046 DD 06/01/13	209,088	209,532	220,412
	COMM 2014-CCRE20 MORTG CR20 A3	3.326% 11/10/2047 DD 10/01/14	590,000	630,678	629,347

CONNECTICUT LIGHT AND POWER CO	2.500% 01/15/2023 DD 01/15/13	1,050,000	1,022,343	1,090,268
CREDIT SUISSE AG/NEW YORK NY	2.800% 04/08/2022 DD 04/09/20	260,000	259,990	268,411
CREDIT SUISSE GROUP AG 144A	VAR RT 09/11/2025 DD 09/11/19	250,000	250,000	263,068
CUMMINS INC	0.750% 09/01/2025 DD 08/24/20	570,000	568,963	574,127
CVS HEALTH CORP	3.700% 03/09/2023 DD 03/09/18	73,000	72,346	78,097
DEERE & CO	2.750% 04/15/2025 DD 03/30/20	505,000	549,420	550,405
DELL INTERNATIONAL LLC / 144A	4.000% 07/15/2024 DD 03/20/19	320,000	318,589	352,842
DOLLAR TREE INC	3.700% 05/15/2023 DD 04/19/18	100,000	99,814	107,046
DUKE ENERGY CAROLINAS LLC	3.900% 06/15/2021 DD 05/19/11	1,000,000	1,031,000	1,006,960
DUKE ENERGY CORP	0.900% 09/15/2025 DD 09/11/20	590,000	589,711	591,410
EQUINIX INC	1.250% 07/15/2025 DD 06/22/20	390,000	389,103	397,851
EQUITABLE FINANCIAL LIFE 144A	0.500% 11/17/2023 DD 11/17/20	570,000	569,202	570,331
EQUITABLE HOLDINGS INC	3.900% 04/20/2023 DD 10/20/18	435,000	434,356	468,008
ESTEE LAUDER COS INC/THE	1.700% 05/10/2021 DD 05/10/16	975,000	965,644	978,656
EXPEDIA GROUP INC 144A	6.250% 05/01/2025 DD 05/05/20	65,000	65,000	75,342
FHLMC POOL #QB-1974	2.000% 08/01/2050 DD 07/01/20	402,969	419,592	418,637
FHLMC POOL #QB-5146	2.000% 11/01/2050 DD 10/01/20	79,826	82,807	82,930
FHLMC MULTICLASS MTG 4958 DL	4.000% 01/25/2050 DD 02/01/20	513,342	549,978	546,406
FHLMC MULTICLASS MTG 4993 D	2.000% 09/25/2047 DD 06/01/20	310,000	321,007	320,788
FIRST HORIZON CORP	3.550% 05/26/2023 DD 05/26/20	295,000	294,900	313,432
FIRST REPUBLIC BANK/CA	VAR RT 02/12/2024 DD 02/12/20	475,000	475,000	488,789
FISERV INC	2.750% 07/01/2024 DD 06/24/19	160,000	159,731	171,806
FNMA POOL #0AM8098	2.680% 05/01/2025 DD 05/01/15	310,000	335,720	334,558
FNMA POOL #0BM4416	5.000% 10/01/2048 DD 08/01/18	176,852	188,872	205,281
FNMA POOL #0FM2292	2.500% 02/01/2035 DD 01/01/20	320,811	326,877	335,001
FNMA POOL #0FM3963	2.500% 09/01/2050 DD 08/01/20	435,454	461,037	460,962
FNMA POOL #0FM4959	2.000% 12/01/2050 DD 11/01/20	79,881	83,076	82,987
FNMA POOL #0MA4019	2.500% 05/01/2050 DD 04/01/20	430,100	446,834	453,786
FNMA GTD REMIC P/T 13-24 PA	1.750% 03/25/2033 DD 02/01/13	360,964	373,725	373,992
FNMA GTD REMIC P/T 20-10 LP	3.500% 03/25/2050 DD 02/01/20	227,344	238,995	238,256
FNMA GTD REMIC P/T 20-63 B	1.250% 09/25/2050 DD 08/01/20	212,947	214,544	215,113
FORD CREDIT FLOORPLAN MAST 4 A	2.440% 09/15/2026 DD 09/20/19	105,000	96,567	112,162
GB TRUST 2020-FLIX FLIX A 144A	VAR RT 08/15/2037 DD 08/17/20	380,000	380,000	380,517
GENERAL MOTORS CO	5.400% 10/02/2023 DD 05/12/20	145,000	144,849	162,362
GENERAL MOTORS FINANCIAL CO IN	5.200% 03/20/2023 DD 05/15/20	110,000	109,951	120,614
GEORGIA POWER CO	2.100% 07/30/2023 DD 01/10/20	500,000	499,895	522,250
GNMA GTD REMIC P/T 14-38 PJ	3.000% 04/20/2043 DD 03/01/14	114,592	116,078	116,925
GOLDMAN SACHS GROUP INC/THE	VAR RT 05/15/2026 DD 05/17/18	320,000	320,000	326,262
GREAT-WEST LIFECO US FINA 144A	0.904% 08/12/2025 DD 08/12/20	635,000	635,000	637,794
GS MORTGAGE SECURI BOCA A 144A	VAR RT 06/15/2038 DD 06/26/19	350,000	350,000	347,365
HAWAII HOTEL TRUST MAUI A 144A	VAR RT 05/15/2038 DD 05/24/19	145,000	143,964	143,727
HEALTH CARE SERVICE CORP 144A	1.500% 06/01/2025 DD 06/01/20	495,000	493,837	508,073
HOME DEPOT INC/THE	2.625% 06/01/2022 DD 06/02/15	625,000	637,338	644,513
HONEYWELL INTERNATIONAL INC	1.850% 11/01/2021 DD 10/31/16	640,000	639,968	647,578
HUNTINGTON NATIONAL BANK/THE	1.800% 02/03/2023 DD 02/04/20	525,000	524,559	539,417
INFOR INC 144A	1.450% 07/15/2023 DD 06/05/20	300,000	299,907	304,848
INTERCONTINENTAL EXCHANGE INC	0.700% 06/15/2023 DD 08/20/20	570,000	569,447	574,599
INTUIT INC	0.650% 07/15/2023 DD 06/29/20	495,000	494,881	499,143
JACKSON NATIONAL LIFE GLO 144A	VAR RT 06/11/2021 DD 06/11/18	305,000	305,000	305,589

JPMORGAN CHASE & CO	VAR RT 06/01/2024 DD 05/27/20	350,000	350,000	359,345
KINDER MORGAN ENERGY PARTNERS	4.150% 02/01/2024 DD 08/05/13	295,000	311,665	322,984
LABORATORY CORP OF AMERICA	2.300% 12/01/2024 DD 11/25/19	315,000	314,272	334,259
LLOYDS BANKING GROUP PLC	4.050% 08/16/2023 DD 08/16/18	360,000	359,903	393,401
MARATHON PETROLEUM CORP	5.125% 03/01/2021 DD 09/01/11	575,000	628,538	579,065
MARATHON PETROLEUM CORP	4.500% 05/01/2023 DD 04/27/20	195,000	194,885	211,737
MARATHON PETROLEUM CORP	4.700% 05/01/2025 DD 04/27/20	210,000	209,591	240,568
MARSH & MCLENNAN COS INC	3.875% 03/15/2024 DD 01/15/19	200,000	221,078	220,592
MCCORMICK & CO INC/MD	2.700% 08/15/2022 DD 08/11/17	565,000	564,944	584,922
MERCK & CO INC	0.750% 02/24/2026 DD 06/24/20	445,000	442,762	450,024
METROPOLITAN LIFE GLOBAL 144A	1.950% 09/15/2021 DD 09/15/16	375,000	359,603	379,440
METROPOLITAN LIFE GLOBAL 144A	1.950% 01/13/2023 DD 01/13/20	450,000	449,807	464,283
MONDELEZ INTERNATIONAL HO 144A	2.125% 09/19/2022 DD 09/19/19	275,000	274,929	282,879
MORGAN STANLEY	VAR RT 01/20/2023 DD 01/22/20	385,000	385,000	386,236
MORGAN STANLEY CAPITAL UBS8 A4	3.809% 12/15/2048 DD 12/01/15	265,000	293,280	296,456
NATIONAL SECURITIES CLEAR 144A	1.200% 04/23/2023 DD 04/23/20	415,000	414,610	423,283
NATIONAL SECURITIES CLEAR 144A	0.750% 12/07/2025 DD 12/07/20	250,000	249,193	250,640
NATWEST GROUP PLC	VAR RT 05/22/2024 DD 05/22/20	550,000	550,000	572,297
NESTLE HOLDINGS INC 144A	0.375% 01/15/2024 DD 09/15/20	630,000	628,482	630,636
NORDEA BANK ABP 144A	1.000% 06/09/2023 DD 06/09/20	365,000	364,624	370,752
NORDEA BANK ABP 144A	0.750% 08/28/2025 DD 08/28/20	250,000	248,670	249,818
NXP BV / NXP FUNDING LLC 144A	2.700% 05/01/2025 DD 05/01/20	175,000	174,853	188,353
ORACLE CORP	2.500% 04/01/2025 DD 04/01/20	570,000	606,902	612,613
PANASONIC CORP 144A	2.536% 07/19/2022 DD 07/19/19	375,000	375,000	385,485
PARKER-HANNIFIN CORP	2.700% 06/14/2024 DD 06/14/19	195,000	194,910	209,136
PEPSICO INC	0.750% 05/01/2023 DD 05/01/20	295,000	294,416	299,207
PEPSICO INC	0.400% 10/07/2023 DD 10/07/20	310,000	309,823	311,708
PHILIP MORRIS INTERNATIONAL IN	1.125% 05/01/2023 DD 05/01/20	295,000	294,012	300,826
PNC BANK NA	2.625% 02/17/2022 DD 02/17/17	600,000	604,362	614,580
PRICOA GLOBAL FUNDING I 144A	2.450% 09/21/2022 DD 09/21/17	480,000	479,506	497,275
PROCTER & GAMBLE CO/THE	0.550% 10/29/2025 DD 10/29/20	550,000	549,109	554,868
PSNH FUNDING LLC 3 1 A1	3.094% 02/01/2026 DD 05/08/18	208,247	208,242	216,810
PUBLIC SERVICE ELECTRIC AND GA	1.900% 03/15/2021 DD 03/03/16	1,200,000	1,219,320	1,202,100
RALPH LAUREN CORP	1.700% 06/15/2022 DD 06/03/20	165,000	164,802	168,001
RELIANCE STANDARD LIFE GL 144A	2.500% 10/30/2024 DD 10/30/19	410,000	409,311	425,248
RELIANCE STANDARD LIFE GL 144A	2.150% 01/21/2023 DD 01/21/20	320,000	319,731	328,051
REPUBLIC SERVICES INC	0.875% 11/15/2025 DD 11/24/20	515,000	514,475	518,919
ROCKWELL COLLINS INC	2.800% 03/15/2022 DD 04/10/17	190,000	192,556	195,404
SALESFORCE.COM INC	3.250% 04/11/2023 DD 04/11/18	325,000	324,805	346,226
SAN DIEGO GAS & ELECTRIC CO	3.000% 08/15/2021 DD 08/18/11	1,250,000	1,294,975	1,270,588
SIEMENS FINANCIERINGSMAAT 144A	2.700% 03/16/2022 DD 03/16/17	770,000	768,252	790,759
SPRINT SPECTRUM CO LLC / 144A	VAR RT 03/20/2023 DD 10/27/16	206,250	207,786	208,189
SPRINT SPECTRUM CO LLC / 144A	4.738% 09/20/2029 DD 03/21/18	105,000	114,713	113,724
SWEDBANK AB 144A	0.600% 09/25/2023 DD 09/25/20	505,000	504,939	505,990
SYNCHRONY CREDIT CARD MAST 2 A	3.470% 05/15/2026 DD 06/01/18	295,000	313,921	314,989
TJX COS INC/THE	2.750% 06/15/2021 DD 06/05/14	450,000	472,401	453,119
TOYOTA MOTOR CORP	3.183% 07/20/2021 DD 07/20/18	330,000	330,000	335,204
TRUIST FINANCIAL CORP	2.750% 04/01/2022 DD 03/21/17	815,000	806,043	838,619
U S TREASURY NOTE	2.750% 04/30/2023 DD 04/30/18	5,660,000	5,691,728	6,002,260

U S TREASURY NOTE	2.875% 10/31/2023 DD 10/31/18	8,318,000	8,713,482	8,954,493
U S TREASURY NOTE	2.500% 01/31/2024 DD 01/31/19	8,895,000	8,944,435	9,530,192
U S TREASURY NOTE	2.250% 04/30/2024 DD 04/30/19	4,840,000	5,044,755	5,169,749
U S TREASURY NOTE	1.750% 09/30/2022 DD 09/30/15	1,310,000	1,285,327	1,346,994
U S TREASURY NOTE	1.625% 08/15/2022 DD 08/15/12	1,880,000	1,808,986	1,925,684
U S TREASURY NOTE	2.750% 07/31/2023 DD 07/31/18	2,610,000	2,596,814	2,784,740
U S TREASURY NOTE	0.125% 10/15/2023 DD 10/15/20	3,090,000	3,085,483	3,087,837
U S TREASURY NOTE	0.125% 10/31/2022 DD 10/31/20	625,000	624,707	625,100
U S TREASURY NOTE	0.250% 10/31/2025 DD 10/31/20	11,740,000	11,662,234	11,689,555
U S TREASURY NOTE	0.500% 10/31/2027 DD 10/31/20	8,905,000	8,832,920	8,835,452
UBS AG/LONDON 144A	1.750% 04/21/2022 DD 04/21/20	350,000	349,542	356,227
UNILEVER CAPITAL CORP	0.375% 09/14/2023 DD 09/14/20	600,000	599,232	601,890
US BANK NA/CINCINNATI OH	2.050% 01/21/2025 DD 01/21/20	640,000	638,637	677,261
USAA CAPITAL CORP 144A	1.500% 05/01/2023 DD 04/21/20	310,000	309,616	317,983
VALERO ENERGY CORP	2.700% 04/15/2023 DD 04/16/20	535,000	534,406	558,331
VERIZON OWNER TRUST 2020 A A1A	1.850% 07/22/2024 DD 01/29/20	425,000	424,950	435,204
VERIZON OWNER TRUST 2020-C C A	0.410% 04/21/2025 DD 11/02/20	645,000	644,895	646,193
VOLKSWAGEN AUTO LEASE TRU A A3	1.990% 11/21/2022 DD 10/04/19	310,000	309,995	314,610
WALMART INC	3.125% 06/23/2021 DD 06/27/18	290,000	289,986	293,976
WALT DISNEY CO/THE	1.750% 01/13/2026 DD 05/13/20	400,000	398,964	419,312
WEIBO CORP	3.500% 07/05/2024 DD 07/05/19	200,000	200,000	208,880
WELLS FARGO & CO	3.500% 03/08/2022 DD 03/08/12	750,000	778,013	777,570
WELLS FARGO & CO	VAR RT 06/02/2024 DD 06/02/20	285,000	285,000	292,946
WILLIS NORTH AMERICA INC	3.600% 05/15/2024 DD 05/16/17	529,000	578,181	577,620
WORLD FINANCIAL NETWORK CR C A	2.210% 07/15/2026 DD 09/18/19	600,000	605,439	618,546
WORLD OMNI AUTO RECEIVABL D A4	3.440% 12/16/2024 DD 10/17/18	485,000	492,351	510,220
WORLD OMNI AUTOMOBILE LEA B A3	2.030% 11/15/2022 DD 08/21/19	155,000	153,365	157,620
ABBVIE INC	2.300% 11/21/2022 DD 05/21/20	535,000	534,476	554,474
ABBVIE INC	3.200% 11/21/2029 DD 05/21/20	155,000	154,961	173,709
ABBVIE INC	2.600% 11/21/2024 DD 05/21/20	380,000	379,662	407,284
ABBVIE INC	3.450% 03/15/2022 DD 09/15/20	235,000	244,407	242,356
AIR PRODUCTS AND CHEMICALS INC	1.850% 05/15/2027 DD 04/30/20	50,000	49,951	52,926
AIR PRODUCTS AND CHEMICALS INC	1.500% 10/15/2025 DD 04/30/20	25,000	24,995	26,058
ALTRIA GROUP INC	2.625% 09/16/2026 DD 09/16/16	130,000	114,148	140,332
ALTRIA GROUP INC	4.400% 02/14/2026 DD 02/14/19	70,000	69,854	81,275
ALTRIA GROUP INC	4.800% 02/14/2029 DD 02/14/19	55,000	56,319	65,896
ALTRIA GROUP INC	2.350% 05/06/2025 DD 05/06/20	95,000	94,960	100,937
AMERICAN ELECTRIC POWER CO INC	1.000% 11/01/2025 DD 11/20/20	355,000	354,180	359,225
AMERICAN EXPRESS CO	3.700% 11/05/2021 DD 11/06/18	190,000	189,958	194,855
AMERICAN EXPRESS CO	4.200% 11/06/2025 DD 11/06/18	90,000	89,800	104,495
AMERICAN INTERNATIONAL GROUP I	2.500% 06/30/2025 DD 05/11/20	350,000	349,622	376,250
AMERICAN TOWER CORP	2.400% 03/15/2025 DD 01/10/20	115,000	114,891	122,240
AMERICAN TOWER CORP	1.500% 01/31/2028 DD 11/20/20	355,000	354,897	357,219
AMERICAN WATER CAPITAL CORP	3.450% 06/01/2029 DD 05/13/19	330,000	349,889	379,853
AMERICAN WATER CAPITAL CORP	2.800% 05/01/2030 DD 04/14/20	45,000	45,036	49,675
AMERICREDIT AUTOMOBILE RE 2 A3	3.150% 03/20/2023 DD 08/15/18	97,592	97,576	98,432
AMGEN INC	2.200% 02/21/2027 DD 02/21/20	100,000	99,787	107,201
AMGEN INC	2.450% 02/21/2030 DD 02/21/20	140,000	139,951	149,915
ANHEUSER-BUSCH COS LLC / ANHEU	3.650% 02/01/2026 DD 02/01/19	510,000	482,934	576,489

ANHEUSER-BUSCH INBEV	4.150% 01/23/2025 DD 01/23/19	10,000	10,936	11,387
ANTHEM INC	2.375% 01/15/2025 DD 09/09/19	85,000	87,381	90,912
ANTHEM INC	3.125% 05/15/2022 DD 05/07/12	155,000	156,273	160,816
ARCHER-DANIELS-MIDLAND CO	3.250% 03/27/2030 DD 03/27/20	80,000	79,378	92,519
ARI FLEET LEASE TRUS B A3 144A	3.430% 08/16/2027 DD 09/27/18	138,000	137,979	142,028
AT&T INC	4.350% 03/01/2029 DD 02/19/19	30,000	29,852	35,780
AT&T INC	2.750% 06/01/2031 DD 05/28/20	145,000	154,415	154,950
AT&T INC	1.650% 02/01/2028 DD 08/04/20	130,000	129,836	132,638
AT&T INC	2.250% 02/01/2032 DD 08/04/20	130,000	129,765	131,875
AT&T INC 144A	2.550% 12/01/2033 DD 12/07/20	218,000	214,920	223,481
AUTOZONE INC	3.625% 04/15/2025 DD 03/30/20	160,000	159,859	179,226
BANK OF AMERICA CORP	VAR RT 01/20/2028 DD 01/20/17	185,000	182,073	212,489
BANK OF AMERICA CORP	VAR RT 04/24/2028 DD 04/24/17	170,000	170,000	193,538
BANK OF AMERICA CORP	VAR RT 12/20/2023 DD 12/20/17	53,000	53,010	55,783
BANK OF AMERICA CORP	VAR RT 07/23/2024 DD 07/23/18	325,000	325,000	352,365
BANK OF AMERICA CORP	VAR RT 02/13/2031 DD 02/13/20	80,000	80,000	84,966
BANK OF AMERICA CORP	VAR RT 06/19/2026 DD 06/19/20	225,000	225,000	229,799
BANK OF AMERICA CORP	VAR RT 07/23/2031 DD 07/23/20	120,000	120,000	121,241
BANK OF AMERICA CORP	VAR RT 10/24/2026 DD 10/21/20	565,000	565,000	572,526
BANK OF AMERICA NA	VAR RT 01/25/2023 DD 01/25/19	375,000	375,000	387,180
BANK OF NEW YORK MELLON CORP/T	1.950% 08/23/2022 DD 08/23/19	65,000	64,979	66,858
BANK OF NEW YORK MELLON CORP/T	2.100% 10/24/2024 DD 10/24/19	235,000	234,589	249,579
BAT CAPITAL CORP	3.222% 08/15/2024 DD 08/15/18	180,000	180,000	194,872
BAT CAPITAL CORP	2.789% 09/06/2024 DD 09/06/19	325,000	325,000	347,435
BAXTER INTERNATIONAL INC 144A	3.950% 04/01/2030 DD 03/26/20	75,000	80,389	89,633
BAYER US FINANCE II LLC 144A	4.250% 12/15/2025 DD 06/25/18	275,000	274,480	314,347
BECTON DICKINSON AND CO	2.894% 06/06/2022 DD 06/06/17	243,000	243,000	251,175
BECTON DICKINSON AND CO	3.363% 06/06/2024 DD 06/06/17	75,000	72,050	81,531
BENCHMARK 2019-B11 MORT B11 A2	3.410% 05/15/2052 DD 06/01/19	400,000	412,000	428,848
BLACKROCK INC	1.900% 01/28/2031 DD 05/06/20	265,000	264,290	277,383
BNP PARIBAS SA 144A	VAR RT 06/09/2026 DD 06/09/20	200,000	200,000	209,326
BOSTON SCIENTIFIC CORP	3.750% 03/01/2026 DD 02/25/19	315,000	343,469	357,475
BOSTON SCIENTIFIC CORP	1.900% 06/01/2025 DD 05/18/20	80,000	79,962	84,033
BP CAPITAL MARKETS AMERICA INC	3.633% 04/06/2030 DD 04/06/20	65,000	65,000	75,722
BRISTOL-MYERS SQUIBB CO	1.125% 11/13/2027 DD 11/13/20	235,000	234,859	237,350
BRISTOL-MYERS SQUIBB CO	1.450% 11/13/2030 DD 11/13/20	185,000	184,691	185,912
BRIXMOR OPERATING PARTNERSHIP	4.050% 07/01/2030 DD 06/10/20	50,000	49,888	57,389
BROADCOM CORP / BROADCOM	3.875% 01/15/2027 DD 01/15/18	10,000	9,116	11,223
BROADCOM CORP / BROADCOM	3.125% 01/15/2025 DD 10/17/17	115,000	109,222	124,175
BROADCOM INC	4.110% 09/15/2028 DD 05/21/20	273,000	272,011	312,446
BROADCOM INC	3.150% 11/15/2025 DD 05/08/20	180,000	179,755	196,551
CARMAX AUTO OWNER TRUST 2 4 A3	3.360% 09/15/2023 DD 10/24/18	179,729	179,727	183,516
CARRIER GLOBAL CORP	2.700% 02/15/2031 DD 06/19/20	185,000	184,926	198,768
CARRIER GLOBAL CORP	2.242% 02/15/2025 DD 08/15/20	130,000	130,000	137,561
CHARTER COMMUNICATIONS	4.908% 07/23/2025 DD 07/23/16	300,000	310,330	348,435
CHARTER COMMUNICATIONS	4.464% 07/23/2022 DD 07/23/16	10,000	10,032	10,542
CHARTER COMMUNICATIONS	3.750% 02/15/2028 DD 07/06/17	25,000	24,966	28,031
CHARTER COMMUNICATIONS	4.200% 03/15/2028 DD 09/18/17	110,000	115,808	126,910

CHARTER COMMUNICATIONS	5.050% 03/30/2029 DD 01/17/19	5,000	5,410	6,079
CHARTER COMMUNICATIONS	2.300% 02/01/2032 DD 12/04/20	310,000	309,337	310,360
CHESAPEAKE FUNDING 2A A1 144A	3.230% 08/15/2030 DD 08/16/18	131,292	131,277	134,214
CIGNA CORP	3.050% 10/15/2027 DD 04/15/20	165,000	165,267	184,851
CITIGROUP COMMERCIAL MOR P1 A5	3.717% 09/15/2048 DD 08/01/15	264,000	285,594	296,799
CITIGROUP INC	4.450% 09/29/2027 DD 09/29/15	155,000	155,886	183,232
CITIGROUP INC	VAR RT 04/24/2025 DD 04/24/19	495,000	501,481	538,154
CLECO CORPORATE HOLDINGS LLC	VAR RT 05/01/2026 DD 11/01/16	63,000	65,485	69,722
CLECO CORPORATE HOLDINGS LLC	3.375% 09/15/2029 DD 03/15/20	45,000	44,973	46,217
CNH EQUIPMENT TRUST 2018- B A4	3.370% 05/15/2024 DD 09/26/18	265,000	264,979	278,104
COMCAST CORP	3.375% 08/15/2025 DD 05/27/15	95,000	91,228	105,995
COMCAST CORP	3.150% 03/01/2026 DD 02/23/16	220,000	230,564	245,621
COMCAST CORP	3.950% 10/15/2025 DD 10/05/18	180,000	179,779	206,798
COMCAST CORP	2.650% 02/01/2030 DD 11/05/19	130,000	129,806	142,217
COMCAST CORP	3.100% 04/01/2025 DD 03/27/20	120,000	120,555	132,037
COMCAST CORP	1.950% 01/15/2031 DD 05/28/20	105,000	104,670	107,829
COMM 2013-LC6 MORTGAGE LC6 A4	2.941% 01/10/2046 DD 01/01/13	242,317	247,409	251,777
COMM 2015-CCRE26 MORTG CR26 A4	3.630% 10/10/2048 DD 10/01/15	453,000	466,201	507,741
COMM 2015-LC19 MORTGAG LC19 A4	3.183% 02/10/2048 DD 02/01/15	320,000	317,900	349,424
COMMIT TO PUR FNMA SF MTG	1.500% 01/01/2036 DD 01/01/21	4,500,000	4,611,188	4,630,095
COMMIT TO PUR FNMA SF MTG	2.000% 01/01/2036 DD 01/01/21	900,000	935,859	940,923
COMMIT TO PUR FNMA SF MTG	2.000% 01/01/2051 DD 01/01/21	4,750,000	4,913,275	4,934,253
COMMIT TO PUR FNMA SF MTG	2.000% 02/01/2051 DD 02/01/21	4,750,000	4,911,203	4,925,940
COMMIT TO PUR FNMA SF MTG	2.500% 01/01/2051 DD 01/01/21	2,200,000	2,308,281	2,319,108
COMMIT TO PUR FNMA SF MTG	3.000% 01/01/2036 DD 01/01/21	900,000	943,734	944,496
COMMIT TO PUR FNMA SF MTG	3.000% 01/01/2051 DD 01/01/21	800,000	836,438	838,184
COMMIT TO PUR FNMA SF MTG	3.500% 01/01/2051 DD 01/01/21	1,800,000	1,899,000	1,902,654
COMMIT TO PUR GNMA II JUMBOS	2.000% 01/20/2051 DD 01/01/21	3,000,000	3,123,516	3,137,220
COMMIT TO PUR GNMA II JUMBOS	2.500% 01/20/2051 DD 01/01/21	1,900,000	1,995,570	2,011,321
COMMIT TO PUR GNMA II JUMBOS	3.500% 01/20/2051 DD 01/01/21	2,705,000	2,852,938	2,866,867
COMMONSPIRIT HEALTH	2.760% 10/01/2024 DD 08/21/19	65,000	65,000	69,683
COMMONWEALTH EDISON CO	3.700% 08/15/2028 DD 08/14/18	170,000	169,592	200,515
CONAGRA BRANDS INC	1.375% 11/01/2027 DD 10/16/20	150,000	148,719	151,385
CONSTELLATION BRANDS INC	2.650% 11/07/2022 DD 11/07/17	140,000	139,415	145,488
CONSTELLATION BRANDS INC	3.600% 02/15/2028 DD 02/07/18	94,000	94,133	107,379
CONSTELLATION BRANDS INC	4.650% 11/15/2028 DD 10/29/18	15,000	15,846	18,277
CONSTELLATION BRANDS INC	3.150% 08/01/2029 DD 07/29/19	98,000	93,511	109,138
COX COMMUNICATIONS INC 144A	3.150% 08/15/2024 DD 08/07/17	4,000	3,943	4,337
CREDIT ACCEPTANCE AU 3A A 144A	3.550% 08/15/2027 DD 08/23/18	161,315	161,286	163,038
CROWN CASTLE INTERNATIONAL	3.200% 09/01/2024 DD 08/01/17	50,000	48,825	54,322
CSAIL 2015-C1 COMMERCIAL C1 A4	3.505% 04/15/2050 DD 03/01/15	372,000	396,747	406,801
CSAIL 2015-C3 COMMERCIAL C3 A3	3.447% 08/15/2048 DD 08/01/15	275,000	284,550	296,912
CVS HEALTH CORP	2.875% 06/01/2026 DD 05/25/16	125,000	117,375	137,194
CVS HEALTH CORP	3.700% 03/09/2023 DD 03/09/18	18,000	17,839	19,257
CVS HEALTH CORP	2.625% 08/15/2024 DD 08/15/19	75,000	74,614	80,368
CVS HEALTH CORP	3.750% 04/01/2030 DD 03/31/20	155,000	156,118	180,384
DANSKE BANK A/S 144A	5.375% 01/12/2024 DD 01/16/19	200,000	199,596	225,632
DELL EQUIPMENT FINAN 2 A3 144A	0.570% 10/23/2023 DD 09/23/20	135,000	134,990	135,460
DISCOVERY COMMUNICATIONS LLC	3.800% 03/13/2024 DD 03/13/17	113,000	114,809	123,294

DISCOVERY COMMUNICATIONS LLC	3.950% 03/20/2028 DD 09/21/17	35,000	37,079	40,173
DISCOVERY COMMUNICATIONS LLC	3.625% 05/15/2030 DD 05/18/20	115,000	115,000	131,734
DOMINION ENERGY INC	3.375% 04/01/2030 DD 04/03/20	45,000	44,548	51,260
DTE ENERGY CO	2.600% 06/15/2022 DD 06/13/19	75,000	74,916	77,348
DUKE ENERGY CAROLINAS LLC	3.350% 05/15/2022 DD 11/08/18	90,000	89,794	93,735
DUKE ENERGY CORP	3.750% 04/15/2024 DD 04/04/14	200,000	199,882	220,194
ENERGY TRANSFER OPERATING LP	5.250% 04/15/2029 DD 01/15/19	90,000	89,810	105,080
ENERGY TRANSFER OPERATING LP	3.750% 05/15/2030 DD 01/22/20	80,000	79,874	86,292
ENTERPRISE FLEET FIN 1 A3 144A	3.100% 10/20/2023 DD 03/21/18	245,000	243,335	248,724
EQUIFAX INC	2.600% 12/15/2025 DD 04/27/20	159,000	160,345	171,623
EQUINOR ASA	3.125% 04/06/2030 DD 04/06/20	210,000	208,341	238,062
EQUINOR ASA	1.750% 01/22/2026 DD 05/22/20	185,000	184,258	194,339
ESTEE LAUDER COS INC/THE	2.600% 04/15/2030 DD 04/13/20	45,000	44,917	49,425
EVERGY INC	2.450% 09/15/2024 DD 09/09/19	55,000	54,904	58,319
EVERGY INC	2.900% 09/15/2029 DD 09/09/19	115,000	114,846	126,055
EXELON CORP	2.450% 04/15/2021 DD 04/07/16	30,000	29,993	30,118
EXELON CORP	4.050% 04/15/2030 DD 04/01/20	90,000	89,815	106,495
EXXON MOBIL CORP	3.482% 03/19/2030 DD 03/19/20	65,000	65,000	75,594
FEDEX CORP	3.300% 03/15/2027 DD 01/06/17	60,000	57,750	67,224
FEDEX CORP	3.800% 05/15/2025 DD 04/07/20	145,000	144,600	163,683
FEDEX CORP	4.250% 05/15/2030 DD 04/07/20	95,000	94,770	115,426
FHLMC POOL #A4-1215	5.000% 11/01/2035 DD 12/01/05	71,648	68,811	83,354
FHLMC POOL #A4-1297	5.000% 12/01/2035 DD 12/01/05	26,122	25,087	29,402
FHLMC POOL #A4-1833	5.000% 01/01/2036 DD 01/01/06	9,578	9,199	10,745
FHLMC POOL #A4-7715	5.000% 11/01/2035 DD 11/01/05	337	324	373
FHLMC POOL #A7-0631	5.000% 12/01/2037 DD 12/01/07	22,471	21,551	24,899
FHLMC POOL #A7-7292	5.000% 04/01/2038 DD 05/01/08	77,526	76,557	89,735
FHLMC POOL #A9-6129	4.000% 01/01/2041 DD 12/01/10	1,203,248	1,242,824	1,320,300
FHLMC POOL #G0-1940	5.000% 10/01/2035 DD 10/01/05	20,172	18,947	23,434
FHLMC POOL #G0-4214	5.500% 05/01/2038 DD 04/01/08	68,947	69,421	81,081
FHLMC POOL #G0-8741	3.000% 01/01/2047 DD 12/01/16	4,419,111	4,540,637	4,663,886
FHLMC POOL #G0-8796	3.500% 12/01/2047 DD 12/01/17	294,330	291,468	312,061
FHLMC POOL #G0-8804	3.500% 03/01/2048 DD 02/01/18	951,513	942,258	1,009,432
FHLMC POOL #G0-8816	3.500% 05/01/2048 DD 05/01/18	358,766	354,632	379,180
FHLMC POOL #Q4-6279	3.500% 02/01/2047 DD 02/01/17	215,903	213,238	229,412
FHLMC POOL #Q5-3034	3.500% 12/01/2047 DD 12/01/17	164,442	162,547	174,318
FHLMC POOL #Q5-5617	3.500% 04/01/2048 DD 04/01/18	225,246	222,650	238,657
FHLMC POOL #Q5-6545	3.500% 06/01/2048 DD 06/01/18	516,826	511,799	549,727
FHLMC POOL #SD-8036	3.000% 12/01/2049 DD 12/01/19	4,170,874	4,227,165	4,370,576
FHLMC MULTICLASS MTG 3883 PB	3.000% 05/15/2041 DD 06/01/11	67,241	66,973	72,689
FHLMC MULTICLASS MTG 4216 KQ	1.700% 10/15/2039 DD 06/01/13	109,335	108,729	110,901
FHLMC MULTICLASS MTG 4961 JB	2.500% 12/15/2042 DD 02/01/20	178,393	184,832	186,105
FIFTH THIRD BANCORP	2.375% 01/28/2025 DD 10/28/19	130,000	129,964	138,351
FIRST NATIONAL MASTER NOTE 1 A	VAR RT 10/15/2024 DD 10/17/18	270,000	270,000	270,383
FISERV INC	3.800% 10/01/2023 DD 09/25/18	235,000	234,892	255,962
FISERV INC	2.750% 07/01/2024 DD 06/24/19	280,000	279,530	300,661
FNMA POOL #0256315	5.500% 07/01/2036 DD 06/01/06	27,259	26,726	32,044
FNMA POOL #0725206	5.500% 02/01/2034 DD 02/01/04	61,538	70,108	71,746
FNMA POOL #0725222	5.500% 02/01/2034 DD 02/01/04	102,092	116,264	119,070

FNMA POOL #0725314	5.000% 04/01/2034 DD 03/01/04	26,605	25,272	30,748
FNMA POOL #0727187	5.500% 08/01/2033 DD 08/01/03	8,452	8,507	9,787
FNMA POOL #0733655	5.500% 09/01/2033 DD 08/01/03	17,161	17,273	20,022
FNMA POOL #0734847	5.500% 08/01/2033 DD 08/01/03	32,826	33,042	38,150
FNMA POOL #0735383	5.000% 04/01/2035 DD 03/01/05	247,895	277,589	287,789
FNMA POOL #0820263	5.000% 07/01/2035 DD 07/01/05	8,711	8,568	10,127
FNMA POOL #0825951	5.000% 07/01/2035 DD 06/01/05	12,920	12,708	14,467
FNMA POOL #0826955	5.000% 06/01/2035 DD 06/01/05	1,028	1,011	1,172
FNMA POOL #0828523	5.000% 07/01/2035 DD 07/01/05	21,002	20,658	24,420
FNMA POOL #0828547	5.000% 08/01/2035 DD 08/01/05	1,950	1,851	2,267
FNMA POOL #0828678	5.000% 07/01/2035 DD 07/01/05	9,464	9,308	10,646
FNMA POOL #0828712	5.000% 07/01/2035 DD 07/01/05	17,479	17,192	20,321
FNMA POOL #0830996	5.000% 08/01/2035 DD 07/01/05	12,428	12,224	13,856
FNMA POOL #0832013	5.000% 09/01/2035 DD 08/01/05	30,609	30,107	35,572
FNMA POOL #0832878	5.000% 09/01/2035 DD 08/01/05	29,977	28,989	34,847
FNMA POOL #0838778	5.000% 10/01/2035 DD 10/01/05	8,485	8,060	9,655
FNMA POOL #0840377	5.000% 11/01/2035 DD 11/01/05	7,225	6,863	8,396
FNMA POOL #0843360	5.000% 11/01/2035 DD 11/01/05	6,538	6,213	7,235
FNMA POOL #0844018	5.000% 11/01/2035 DD 10/01/05	32,081	30,473	37,295
FNMA POOL #0867065	5.000% 02/01/2036 DD 02/01/06	7,868	7,468	9,147
FNMA POOL #0882022	5.500% 05/01/2036 DD 05/01/06	1,656	1,623	1,947
FNMA POOL #0888023	5.500% 06/01/2036 DD 11/01/06	209,884	209,392	244,101
FNMA POOL #0888120	5.000% 10/01/2035 DD 12/01/06	66,024	63,842	76,766
FNMA POOL #0888635	5.500% 09/01/2036 DD 08/01/07	52,904	60,256	61,698
FNMA POOL #0893289	5.500% 08/01/2036 DD 08/01/06	11,409	11,197	12,972
FNMA POOL #0893363	5.000% 06/01/2036 DD 08/01/06	3,042	2,890	3,536
FNMA POOL #0900979	5.500% 09/01/2036 DD 09/01/06	7,445	7,307	8,585
FNMA POOL #0961876	5.000% 03/01/2038 DD 02/01/08	55,091	53,796	61,108
FNMA POOL #0AN8695	3.550% 03/01/2028 DD 03/01/18	692,546	708,534	795,139
FNMA POOL #0AT2016	3.000% 04/01/2043 DD 04/01/13	587,846	593,357	628,442
FNMA POOL #0BJ8622	3.500% 05/01/2048 DD 04/01/18	63,178	62,625	66,864
FNMA POOL #0BK5010	3.500% 06/01/2048 DD 06/01/18	201,631	199,867	213,245
FNMA POOL #0BN5279	4.000% 02/01/2049 DD 02/01/19	1,215,821	1,240,137	1,298,740
FNMA POOL #0CA1191	3.500% 11/01/2047 DD 01/01/18	95,456	94,650	101,110
FNMA GTD REMIC P/T 12-128 PD	1.500% 06/25/2042 DD 10/01/12	190,919	188,719	194,484
FNMA GTD REMIC P/T 12-18 GA	2.000% 12/25/2041 DD 02/01/12	103,097	97,443	106,509
FNMA GTD REMIC P/T 12-21 PQ	2.000% 09/25/2041 DD 02/01/12	54,974	52,045	56,608
FNMA GTD REMIC P/T 12-52 PA	3.500% 05/25/2042 DD 04/01/12	65,820	66,671	71,369
FNMA GTD REMIC P/T 12-75 KC	2.500% 12/25/2041 DD 06/01/12	103,513	100,424	106,780
FNMA GTD REMIC P/T 13-43 XP	1.500% 08/25/2041 DD 04/01/13	130,542	128,895	132,973
FNMA GTD REMIC P/T 13-77 BP	1.700% 06/25/2043 DD 06/01/13	102,942	102,331	104,528
FNMA GTD REMIC P/T 15-48 QB	3.000% 02/25/2043 DD 06/01/15	151,470	152,754	157,205
FNMA GTD REMIC P/T 16-11 GA	2.500% 03/25/2046 DD 02/01/16	105,280	102,056	110,543
FNMA GTD REMIC P/T 17-34 JK	3.000% 05/25/2047 DD 04/01/17	76,261	73,854	78,968
FNMA GTD REMIC P/T 17-72 B	3.000% 09/25/2047 DD 08/01/17	131,326	130,982	140,789
FNMA GTD REMIC P/T 17-72 CD	3.000% 09/25/2047 DD 08/01/17	134,865	134,161	144,869
FNMA GTD REMIC P/T 18-23 LA	3.500% 04/25/2048 DD 03/01/18	143,246	144,645	155,495
FNMA GTD REMIC P/T 18-38 PC	3.500% 03/25/2045 DD 05/01/18	93,373	93,577	95,599
FNMA GTD REMIC P/T 18-77 PA	3.500% 02/25/2048 DD 09/01/18	61,858	61,587	64,911

FNMA GTD REMIC P/T 18-80 GD	3.500% 12/25/2047 DD 09/01/18	225,553	223,271	238,206
FNMA GTD REMIC P/T 19-6 GJ	3.000% 02/25/2049 DD 02/01/19	117,780	120,633	125,134
GE CAPITAL FUNDING LLC 144A	4.400% 05/15/2030 DD 05/18/20	200,000	210,148	235,766
GENERAL ELECTRIC CO	3.450% 05/01/2027 DD 04/22/20	60,000	59,907	67,863
GENERAL MILLS INC	4.000% 04/17/2025 DD 04/17/18	130,000	141,886	146,964
GENERAL MOTORS CO	5.000% 10/01/2028 DD 09/10/18	75,000	74,974	89,241
GENERAL MOTORS CO	6.125% 10/01/2025 DD 05/12/20	60,000	59,939	72,778
GENERAL MOTORS FINANCIAL CO IN	4.300% 07/13/2025 DD 07/13/15	45,000	44,164	50,451
GEORGIA POWER CO	3.250% 03/30/2027 DD 03/03/17	122,000	125,065	134,844
GILEAD SCIENCES INC	1.200% 10/01/2027 DD 09/30/20	125,000	124,891	125,866
GLAXOSMITHKLINE CAPITAL INC	3.375% 05/15/2023 DD 05/15/18	220,000	218,968	235,699
GLOBAL PAYMENTS INC	2.650% 02/15/2025 DD 08/14/19	70,000	69,983	74,962
GLOBAL PAYMENTS INC	2.900% 05/15/2030 DD 05/15/20	145,000	144,526	157,886
GLP CAPITAL LP / GLP FINANCING	5.300% 01/15/2029 DD 09/26/18	60,000	60,025	69,417
GM FINANCIAL CONSUMER AUT 3 A4	0.580% 01/16/2026 DD 08/19/20	95,000	94,999	95,403
GNMA POOL #0345910	6.000% 12/15/2023 DD 12/01/93	755	787	847
GNMA POOL #0427239	6.000% 01/15/2028 DD 01/01/98	482	503	541
GNMA POOL #0465541	6.000% 07/15/2028 DD 07/01/98	733	764	825
GNMA POOL #0486703	6.000% 11/15/2028 DD 11/01/98	459	479	529
GNMA POOL #0491289	6.000% 11/15/2028 DD 11/01/98	7,967	8,328	8,947
GNMA POOL #0596613	6.000% 10/15/2032 DD 10/01/02	277	286	313
GNMA POOL #0601319	6.000% 02/15/2033 DD 02/01/03	4,654	4,865	5,228
GNMA POOL #0739896	4.000% 01/15/2041 DD 01/01/11	103,418	111,687	112,934
GNMA POOL #0767263	4.000% 08/15/2041 DD 08/01/11	460,964	497,823	503,645
GNMA POOL #0770410	4.000% 06/15/2041 DD 06/01/11	25,955	28,056	28,049
GNMA POOL #0778693	4.000% 12/15/2041 DD 12/01/11	62,478	67,535	67,493
GNMA POOL #0781856	6.000% 08/15/2034 DD 01/01/05	96,312	99,645	116,360
GNMA POOL #0782071	7.000% 05/15/2033 DD 03/01/06	26,645	27,803	31,236
GNMA GTD REMIC P/T 13-37 LG	2.000% 01/20/2042 DD 03/01/13	142,215	132,704	145,999
GNMA GTD REMIC P/T 15-151 BA	1.700% 10/20/2045 DD 10/01/15	91,708	91,170	92,799
GNMA GTD REMIC P/T 15-56 LB	1.500% 04/16/2040 DD 04/01/15	154,265	152,843	155,764
GNMA II POOL #0MA4652	3.500% 08/20/2047 DD 08/01/17	1,267,153	1,319,622	1,357,970
GNMA II POOL #0MA4961	3.000% 01/20/2048 DD 01/01/18	200,547	193,661	212,572
GNMA II POOL #0MA5018	3.000% 02/20/2048 DD 02/01/18	2,021,064	1,951,669	2,114,902
GOLDMAN SACHS GROUP INC/THE	5.750% 01/24/2022 DD 01/24/12	130,000	138,318	137,410
GOLDMAN SACHS GROUP INC/THE	4.000% 03/03/2024 DD 03/03/14	80,000	79,758	88,398
GOLDMAN SACHS GROUP INC/THE	VAR RT 07/24/2023 DD 07/24/17	295,000	293,151	306,399
GOLDMAN SACHS GROUP INC/THE	3.750% 02/25/2026 DD 02/25/16	185,000	193,221	210,151
GOLDMAN SACHS GROUP INC/THE	3.500% 11/16/2026 DD 11/16/16	230,000	212,920	258,207
HOME DEPOT INC/THE	2.500% 04/15/2027 DD 03/30/20	40,000	39,805	43,895
HSBC HOLDINGS PLC	VAR RT 05/24/2027 DD 11/24/20	200,000	200,000	203,384
IHS MARKIT LTD 144A	4.750% 02/15/2025 DD 02/09/17	170,000	185,793	195,092
INTEL CORP	2.450% 11/15/2029 DD 11/21/19	55,000	56,169	59,662
INTERNATIONAL BUSINESS MACHINE	3.000% 05/15/2024 DD 05/15/19	195,000	194,255	211,240
INTERNATIONAL BUSINESS MACHINE	3.300% 05/15/2026 DD 05/15/19	195,000	194,637	220,342
INTERNATIONAL BUSINESS MACHINE	3.500% 05/15/2029 DD 05/15/19	200,000	199,498	231,416
IPALCO ENTERPRISES INC 144A	4.250% 05/01/2030 DD 04/14/20	180,000	179,836	207,799
ITC HOLDINGS CORP 144A	2.950% 05/14/2030 DD 05/14/20	110,000	109,773	120,233
JOHN DEERE CAPITAL CORP	3.450% 06/07/2023 DD 06/07/18	85,000	84,953	91,348

JOHN DEERE CAPITAL CORP	0.700% 07/05/2023 DD 06/04/20	175,000	174,857	176,853
JPMBB COMMERCIAL MORTGA C32 A5	3.598% 11/15/2048 DD 10/01/15	322,000	351,219	359,333
JPMORGAN CHASE & CO	4.350% 08/15/2021 DD 08/10/11	250,000	248,800	256,400
JPMORGAN CHASE & CO	VAR RT 01/23/2029 DD 01/23/18	255,000	255,000	290,009
JPMORGAN CHASE & CO	VAR RT 07/23/2024 DD 07/23/18	345,000	345,000	374,242
JPMORGAN CHASE & CO	VAR RT 01/29/2027 DD 01/29/19	440,000	440,000	505,600
JPMORGAN CHASE & CO	VAR RT 05/06/2030 DD 05/06/19	45,000	45,000	52,202
JPMORGAN CHASE & CO	VAR RT 03/24/2031 DD 03/24/20	210,000	210,000	258,327
KELLOGG CO	3.250% 04/01/2026 DD 03/07/16	140,000	148,725	157,419
L3HARRIS TECHNOLOGIES INC	4.400% 06/15/2028 DD 12/15/19	94,000	106,666	112,714
LAS VEGAS SANDS CORP	3.200% 08/08/2024 DD 07/31/19	80,000	79,937	84,734
LENNOX INTERNATIONAL INC	1.350% 08/01/2025 DD 07/30/20	120,000	119,890	122,761
LOWE'S COS INC	1.300% 04/15/2028 DD 10/22/20	90,000	89,936	90,794
LYB INTERNATIONAL FINANCE III	2.875% 05/01/2025 DD 04/20/20	70,000	69,938	75,749
LYB INTERNATIONAL FINANCE III	1.250% 10/01/2025 DD 10/08/20	85,000	84,731	86,489
MARATHON PETROLEUM CORP	4.500% 05/01/2023 DD 04/27/20	350,000	362,835	380,041
MARSH & MCLENNAN COS INC	4.050% 10/15/2023 DD 09/27/13	375,000	373,523	409,515
MARSH & MCLENNAN COS INC	3.875% 03/15/2024 DD 01/15/19	105,000	105,096	115,811
MARSH & MCLENNAN COS INC	4.375% 03/15/2029 DD 01/15/19	95,000	95,149	115,665
MASTERCARD INC	3.350% 03/26/2030 DD 03/26/20	30,000	29,942	34,882
MCDONALD'S CORP	1.450% 09/01/2025 DD 03/05/20	160,000	159,706	165,922
MICROCHIP TECHNOLOGY INC 144A	2.670% 09/01/2023 DD 05/29/20	170,000	170,000	177,796
MMAF EQUIPMENT FINA BA A3 144A	0.490% 08/14/2025 DD 09/23/20	100,000	99,999	100,107
MORGAN STANLEY	VAR RT 07/22/2025 DD 07/23/19	290,000	290,000	310,178
MORGAN STANLEY	VAR RT 02/13/2032 DD 11/13/20	100,000	100,000	100,715
MORGAN STANLEY	2.750% 05/19/2022 DD 05/19/17	200,000	199,582	206,544
MORGAN STANLEY	VAR RT 04/24/2024 DD 04/24/18	135,000	135,000	145,255
MORGAN STANLEY	2.500% 04/21/2021 DD 04/21/16	190,000	189,362	191,178
MORGAN STANLEY	4.875% 11/01/2022 DD 10/23/12	20,000	20,161	21,550
MORGAN STANLEY	3.125% 07/27/2026 DD 07/25/16	570,000	566,836	637,129
MORGAN STANLEY BANK OF A C8 A4	3.134% 12/15/2048 DD 02/01/13	230,000	235,094	239,936
MORGAN STANLEY BANK OF C14 A5	4.064% 02/15/2047 DD 02/01/14	25,000	26,743	27,215
MPLX LP	4.125% 03/01/2027 DD 02/10/17	190,000	177,976	219,135
MPLX LP	1.750% 03/01/2026 DD 08/18/20	125,000	124,731	129,364
NATIONAL RURAL UTILITIES COOPE	3.700% 03/15/2029 DD 01/31/19	45,000	44,900	52,620
NESTLE HOLDINGS INC 144A	3.350% 09/24/2023 DD 09/24/18	175,000	174,969	188,668
NEW YORK LIFE GLOBAL FUND 144A	2.000% 04/13/2021 DD 04/13/16	340,000	340,853	341,639
NISOURCE INC	0.950% 08/15/2025 DD 08/18/20	220,000	219,454	221,329
NISOURCE INC	3.490% 05/15/2027 DD 05/22/17	180,000	182,439	204,107
NOVARTIS CAPITAL CORP	2.200% 08/14/2030 DD 02/14/20	75,000	74,902	80,520
NUCOR CORP	2.000% 06/01/2025 DD 05/22/20	25,000	24,962	26,476
NVIDIA CORP	2.850% 04/01/2030 DD 03/31/20	145,000	144,462	163,116
NXP BV / NXP FUNDING LLC 144A	5.350% 03/01/2026 DD 12/06/18	89,000	98,645	107,224
NXP BV / NXP FUNDING LLC 144A	4.875% 03/01/2024 DD 12/06/18	265,000	267,241	298,899
NXP BV / NXP FUNDING LLC 144A	2.700% 05/01/2025 DD 05/01/20	545,000	544,542	586,584
ONEOK INC	3.400% 09/01/2029 DD 08/15/19	30,000	29,893	32,106
ORACLE CORP	2.500% 04/01/2025 DD 04/01/20	90,000	89,967	96,728
ORACLE CORP	2.800% 04/01/2027 DD 04/01/20	90,000	89,807	99,259
ORACLE CORP	2.950% 04/01/2030 DD 04/01/20	90,000	89,907	100,633

OTIS WORLDWIDE CORP	2.056% 04/05/2025 DD 02/27/20	620,000	621,109	657,101
PACIFIC GAS AND ELECTRIC CO	2.100% 08/01/2027 DD 06/19/20	400,000	399,256	407,048
PACIFICORP	3.500% 06/15/2029 DD 03/01/19	190,000	189,649	219,021
PACIFICORP	2.700% 09/15/2030 DD 04/08/20	10,000	9,982	10,990
PENSKE TRUCK LEASING CO L 144A	4.875% 07/11/2022 DD 07/13/12	155,000	159,446	165,247
PENSKE TRUCK LEASING CO L 144A	3.375% 02/01/2022 DD 02/02/15	65,000	68,080	66,723
PENSKE TRUCK LEASING CO L 144A	3.900% 02/01/2024 DD 05/10/18	35,000	34,929	38,219
PFIZER INC	2.625% 04/01/2030 DD 03/27/20	65,000	64,773	72,550
PFIZER INC	1.700% 05/28/2030 DD 05/28/20	45,000	44,860	46,725
PHILIP MORRIS INTERNATIONAL IN	1.500% 05/01/2025 DD 05/01/20	180,000	179,122	186,442
PNC FINANCIAL SERVICES GROUP I	3.450% 04/23/2029 DD 04/22/19	170,000	169,728	195,957
PNC FINANCIAL SERVICES GROUP I	2.200% 11/01/2024 DD 11/01/19	175,000	174,942	185,988
PPL CAPITAL FUNDING INC	3.400% 06/01/2023 DD 05/24/13	50,000	52,075	53,100
PROGRESSIVE CORP/THE	3.200% 03/26/2030 DD 03/26/20	20,000	20,000	23,033
PUGET ENERGY INC	4.100% 06/15/2030 DD 05/19/20	140,000	139,766	158,302
RAYTHEON TECHNOLOGIES CORP	3.650% 08/16/2023 DD 08/16/18	4,000	4,000	4,313
RAYTHEON TECHNOLOGIES CORP	3.950% 08/16/2025 DD 08/16/18	40,000	39,932	45,876
ROYALTY PHARMA PLC 144A	1.750% 09/02/2027 DD 09/02/20	205,000	202,742	210,939
ROYALTY PHARMA PLC 144A	2.200% 09/02/2030 DD 09/02/20	390,000	390,365	400,499
SABINE PASS LIQUEFACTION 144A	4.500% 05/15/2030 DD 05/08/20	145,000	144,629	171,866
SABINE PASS LIQUEFACTION LLC	5.750% 05/15/2024 DD 11/15/14	170,000	188,753	194,359
SANTANDER CONSUMER BA A4 144A	0.540% 04/15/2025 DD 08/26/20	110,000	109,985	110,253
SANTANDER DRIVE AUTO REC 1 A2A	2.070% 01/17/2023 DD 04/22/20	33,740	33,739	33,901
SANTANDER DRIVE AUTO RECE 4 A3	0.480% 07/15/2024 DD 11/24/20	90,000	89,987	90,270
SANTANDER HOLDINGS USA INC	3.700% 03/28/2022 DD 09/28/17	265,000	268,747	273,658
SEMPRA ENERGY	3.400% 02/01/2028 DD 01/12/18	250,000	259,097	284,730
SHERWIN-WILLIAMS CO/THE	2.750% 06/01/2022 DD 05/16/17	6,000	5,996	6,191
SIMON PROPERTY GROUP LP	2.000% 09/13/2024 DD 09/13/19	95,000	94,906	99,280
SOUTHERN CALIFORNIA EDISON CO	2.250% 06/01/2030 DD 03/09/20	125,000	125,404	130,145
SOUTHERN CALIFORNIA GAS CO	2.600% 06/15/2026 DD 06/03/16	130,000	129,748	141,219
SOUTHERN CO/THE	2.950% 07/01/2023 DD 05/24/16	195,000	198,992	206,497
SOUTHERN CO/THE	3.250% 07/01/2026 DD 05/24/16	175,000	164,176	196,312
SOUTHERN CO/THE	3.700% 04/30/2030 DD 04/03/20	270,000	282,870	312,652
STARBUCKS CORP	3.800% 08/15/2025 DD 08/10/18	70,000	69,325	79,662
STARBUCKS CORP	2.250% 03/12/2030 DD 03/12/20	250,000	248,535	264,635
STATE STREET CORP	VAR RT 12/03/2024 DD 12/03/18	65,000	65,000	71,456
STATE STREET CORP	VAR RT 11/01/2025 DD 11/01/19	200,000	200,000	213,458
STATE STREET CORP	VAR RT 03/30/2026 DD 09/30/20	100,000	100,000	108,932
TAKEDA PHARMACEUTICAL CO LTD	2.050% 03/31/2030 DD 07/09/20	200,000	199,608	204,718
TEXAS EASTERN TRANSMISSIO 144A	3.500% 01/15/2028 DD 01/09/18	60,000	59,689	65,759
T-MOBILE USA INC 144A	3.500% 04/15/2025 DD 04/09/20	130,000	130,978	143,647
T-MOBILE USA INC 144A	3.750% 04/15/2027 DD 04/09/20	160,000	159,931	182,208
T-MOBILE USA INC 144A	3.875% 04/15/2030 DD 04/09/20	320,000	317,690	370,624
T-MOBILE USA INC 144A	1.500% 02/15/2026 DD 06/24/20	295,000	294,504	302,042
T-MOBILE USA INC 144A	2.050% 02/15/2028 DD 06/24/20	40,000	41,064	41,606
T-MOBILE USA INC 144A	2.250% 11/15/2031 DD 10/28/20	180,000	179,982	184,741
TOYOTA AUTO RECEIVABLES 2 D A4	3.300% 02/15/2024 DD 11/07/18	175,000	174,964	183,372
TRANSCANADA PIPELINES LTD	4.100% 04/15/2030 DD 04/06/20	250,000	251,249	295,708
TRUIST BANK	1.500% 03/10/2025 DD 03/09/20	250,000	249,485	258,830

TRUIST FINANCIAL CORP	2.500% 08/01/2024 DD 07/29/19	275,000	274,769	292,900
TYSON FOODS INC	4.000% 03/01/2026 DD 02/19/19	140,000	151,868	161,038
U S TREASURY BOND	6.875% 08/15/2025 DD 08/15/95	2,190,000	2,891,912	2,848,380
U S TREASURY NOTE	1.625% 08/31/2022 DD 08/31/17	16,385,000	16,536,933	16,792,003
U S TREASURY NOTE	2.625% 12/31/2023 DD 12/31/18	4,480,000	4,846,100	4,808,474
U S TREASURY NOTE	3.125% 05/15/2021 DD 05/15/11	3,347,000	3,393,806	3,383,616
U S TREASURY NOTE	1.250% 08/31/2024 DD 08/31/19	5,045,000	5,247,810	5,233,380
U S TREASURY NOTE	0.500% 03/15/2023 DD 03/15/20	741,000	745,776	747,024
U S TREASURY NOTE	0.125% 05/15/2023 DD 05/15/20	6,600,000	6,590,977	6,598,218
U S TREASURY NOTE	0.250% 05/31/2025 DD 05/31/20	2,150,000	2,145,969	2,145,894
U S TREASURY NOTE	0.125% 10/15/2023 DD 10/15/20	7,100,000	7,088,352	7,095,030
UBS COMMERCIAL MORTGAGE	4.195% 08/15/2051 DD 08/01/18	200,000	223,078	231,012
UNION PACIFIC CORP	3.750% 07/15/2025 DD 06/08/18	245,000	244,990	278,004
UNION PACIFIC CORP	3.150% 03/01/2024 DD 02/19/19	55,000	54,954	59,503
UNITEDHEALTH GROUP INC	2.375% 08/15/2024 DD 07/25/19	135,000	134,966	143,897
UNITEDHEALTH GROUP INC	2.875% 08/15/2029 DD 07/25/19	45,000	44,988	51,150
UNITEDHEALTH GROUP INC	1.250% 01/15/2026 DD 05/18/20	40,000	39,845	41,235
UNUM GROUP	4.500% 03/15/2025 DD 05/21/20	60,000	59,738	67,959
US BANCORP	3.375% 02/05/2024 DD 02/04/19	65,000	64,982	70,761
VALERO ENERGY CORP	2.850% 04/15/2025 DD 04/16/20	40,000	39,970	42,602
VALERO ENERGY CORP	2.150% 09/15/2027 DD 09/10/20	120,000	118,045	122,611
VALERO ENERGY PARTNERS LP	4.500% 03/15/2028 DD 03/29/18	45,000	44,847	51,695
VEREIT OPERATING PARTNERSHIP L	3.400% 01/15/2028 DD 06/29/20	40,000	39,658	44,158
VEREIT OPERATING PARTNERSHIP L	2.200% 06/15/2028 DD 11/17/20	20,000	19,776	20,451
VERIZON COMMUNICATIONS INC	4.125% 03/16/2027 DD 03/16/17	80,000	80,649	94,295
VERIZON COMMUNICATIONS INC	4.329% 09/21/2028 DD 06/21/18	85,000	84,425	102,360
VERIZON COMMUNICATIONS INC	4.016% 12/03/2029 DD 06/03/19	152,000	156,913	180,742
VERIZON COMMUNICATIONS INC	3.000% 03/22/2027 DD 03/20/20	150,000	149,925	166,416
VERIZON COMMUNICATIONS INC	1.500% 09/18/2030 DD 09/18/20	120,000	119,867	118,214
VERIZON COMMUNICATIONS INC	1.750% 01/20/2031 DD 11/20/20	95,000	94,568	94,525
VERIZON COMMUNICATIONS INC	0.850% 11/20/2025 DD 11/20/20	95,000	94,991	95,746
VIACOMCBS INC	4.950% 01/15/2031 DD 04/01/20	235,000	230,385	294,956
VIACOMCBS INC	4.200% 05/19/2032 DD 05/19/20	125,000	121,744	150,644
VIATRIS INC 144A	1.650% 06/22/2025 DD 06/22/20	55,000	54,879	56,886
VIATRIS INC 144A	2.300% 06/22/2027 DD 06/22/20	45,000	44,980	47,908
VIRGINIA ELECTRIC AND POWER CO	2.750% 03/15/2023 DD 03/14/13	340,000	339,912	355,970
VODAFONE GROUP PLC	3.750% 01/16/2024 DD 05/30/18	200,000	207,424	218,552
WASTE MANAGEMENT INC	1.500% 03/15/2031 DD 11/17/20	195,000	194,538	193,165
WELLS FARGO & CO	3.000% 04/22/2026 DD 04/22/16	240,000	238,923	264,144
WELLS FARGO & CO	4.125% 08/15/2023 DD 08/15/13	110,000	109,370	120,156
WELLS FARGO & CO	2.625% 07/22/2022 DD 07/24/17	475,000	474,582	491,682
WELLS FARGO & CO	3.750% 01/24/2024 DD 01/24/19	175,000	179,241	191,046
WELLS FARGO & CO	VAR RT 10/30/2025 DD 10/31/19	75,000	75,000	79,303
WELLTOWER INC	4.000% 06/01/2025 DD 05/26/15	170,000	182,092	192,540
WELLTOWER INC	2.700% 02/15/2027 DD 12/16/19	80,000	79,914	87,966
WESTINGHOUSE AIR BRAKE TECH	3.200% 06/15/2025 DD 06/29/20	40,000	39,957	43,154
WFRBS COMMERCIAL MORTG LC14	4.045% 03/15/2047 DD 02/01/14	85,000	90,814	92,925
WILLIAMS COS INC/THE	3.900% 01/15/2025 DD 06/27/14	90,000	89,856	99,787
WILLIS NORTH AMERICA INC	3.600% 05/15/2024 DD 05/16/17	110,000	110,160	120,110

WILLIS NORTH AMERICA INC	4.500% 09/15/2028 DD 09/10/18	155,000	170,988	186,822
WILLIS NORTH AMERICA INC	2.950% 09/15/2029 DD 09/10/19	50,000	49,910	54,706
COMMIT TO PUR FNMA SF MTG	1.500% 01/01/2036 DD 01/01/21	2,200,000	102	(2,252,250)
COMMIT TO PUR FNMA SF MTG	1.500% 01/01/2036 DD 01/01/21	2,300,000	103	(2,358,938)
COMMIT TO PUR FNMA SF MTG	2.000% 01/01/2036 DD 01/01/21	400,000	104	(415,000)
COMMIT TO PUR FNMA SF MTG	2.000% 01/01/2036 DD 01/01/21	500,000	104	(520,859)
COMMIT TO PUR FNMA SF MTG	2.000% 01/01/2051 DD 01/01/21	950,000	103	(981,172)
COMMIT TO PUR FNMA SF MTG	2.000% 01/01/2051 DD 01/01/21	850,000	103	(877,891)
COMMIT TO PUR FNMA SF MTG	2.000% 01/01/2051 DD 01/01/21	800,000	103	(827,500)
COMMIT TO PUR FNMA SF MTG	2.000% 01/01/2051 DD 01/01/21	200,000	103	(206,586)
COMMIT TO PUR FNMA SF MTG	2.000% 01/01/2051 DD 01/01/21	1,300,000	103	(1,345,043)
COMMIT TO PUR FNMA SF MTG	2.000% 01/01/2051 DD 01/01/21	2,300,000	104	(2,384,004)
COMMIT TO PUR FNMA SF MTG	2.000% 01/01/2051 DD 01/01/21	1,600,000	103	(1,652,500)
COMMIT TO PUR FNMA SF MTG	2.000% 01/01/2051 DD 01/01/21	725,000	103	(750,063)
COMMIT TO PUR FNMA SF MTG	2.000% 01/01/2051 DD 01/01/21	775,000	103	(801,792)
COMMIT TO PUR FNMA SF MTG	2.000% 02/01/2051 DD 02/01/21	950,000	103	(982,063)
COMMIT TO PUR FNMA SF MTG	2.000% 02/01/2051 DD 02/01/21	3,800,000	103	(3,929,141)
COMMIT TO PUR FNMA SF MTG	2.500% 01/01/2051 DD 01/01/21	2,200,000	105	(2,308,281)
COMMIT TO PUR FNMA SF MTG	3.000% 01/01/2036 DD 01/01/21	900,000	105	(943,734)
COMMIT TO PUR FNMA SF MTG	3.000% 01/01/2051 DD 01/01/21	400,000	105	(418,016)
COMMIT TO PUR FNMA SF MTG	3.000% 01/01/2051 DD 01/01/21	400,000	105	(418,422)
COMMIT TO PUR FNMA SF MTG	3.500% 01/01/2051 DD 01/01/21	900,000	105	(949,359)
COMMIT TO PUR FNMA SF MTG	3.500% 01/01/2051 DD 01/01/21	900,000	106	(949,641)
COMMIT TO PUR FNMA SF MTG	2.000% 01/01/2051 DD 01/01/21	(950,000)	104	983,918
COMMIT TO PUR FNMA SF MTG	2.000% 01/01/2051 DD 01/01/21	(1,300,000)	104	1,346,719
COMMIT TO PUR FNMA SF MTG	2.000% 01/01/2051 DD 01/01/21	(2,300,000)	104	2,382,656
COMMIT TO PUR FNMA SF MTG	2.000% 01/01/2051 DD 01/01/21	(200,000)	104	207,188
COMMIT TO PUR GNMA II JUMBOS	2.000% 01/20/2051 DD 01/01/21	1,500,000	104	(1,561,758)
COMMIT TO PUR GNMA II JUMBOS	2.000% 01/20/2051 DD 01/01/21	1,500,000	104	(1,561,758)
COMMIT TO PUR GNMA II JUMBOS	2.500% 01/20/2051 DD 01/01/21	600,000	105	(630,469)
COMMIT TO PUR GNMA II JUMBOS	2.500% 01/20/2051 DD 01/01/21	110,000	105	(115,638)
COMMIT TO PUR GNMA II JUMBOS	2.500% 01/20/2051 DD 01/01/21	80,000	105	(84,100)
COMMIT TO PUR GNMA II JUMBOS	2.500% 01/20/2051 DD 01/01/21	160,000	105	(168,200)
COMMIT TO PUR GNMA II JUMBOS	2.500% 01/20/2051 DD 01/01/21	480,000	105	(503,550)
COMMIT TO PUR GNMA II JUMBOS	2.500% 01/20/2051 DD 01/01/21	150,000	105	(157,383)
COMMIT TO PUR GNMA II JUMBOS	2.500% 01/20/2051 DD 01/01/21	120,000	105	(125,911)
COMMIT TO PUR GNMA II JUMBOS	2.500% 01/20/2051 DD 01/01/21	200,000	105	(210,320)
COMMIT TO PUR GNMA II JUMBOS	3.500% 01/20/2051 DD 01/01/21	800,000	106	(844,250)
COMMIT TO PUR GNMA II JUMBOS	3.500% 01/20/2051 DD 01/01/21	252,000	105	(265,584)
COMMIT TO PUR GNMA II JUMBOS	3.500% 01/20/2051 DD 01/01/21	53,000	105	(55,857)
COMMIT TO PUR GNMA II JUMBOS	3.500% 01/20/2051 DD 01/01/21	52,000	105	(54,838)
COMMIT TO PUR GNMA II JUMBOS	3.500% 01/20/2051 DD 01/01/21	248,000	105	(261,533)
COMMIT TO PUR GNMA II JUMBOS	3.500% 01/20/2051 DD 01/01/21	900,000	106	(949,500)
COMMIT TO PUR GNMA II JUMBOS	3.500% 01/20/2051 DD 01/01/21	400,000	105	(421,375)
U S TREASURY NOTE	0.250% 05/31/2025 DD 05/31/20	2,150,000	100	(2,146,486)
U S TREASURY NOTE	0.500% 10/31/2027 DD 10/31/20	1,500,000	99	(1,489,276)
U S TREASURY NOTE	1.625% 08/15/2022 DD 08/15/12	(1,500,000)	102	1,546,027
INTEREST BEARING CASH	TEMPORARY INVESTMENTS		33,749,041	33,749,041
TOTAL UNDERLYING ASSETS			$307,508,111	$284,388,420

MET TOWER LIFE 38025 - 69.5% of MARKET VALUE				$195,001,273
IGT INVESCO SHORT-TERM BOND FUND				137,668,307
FAIR VALUE MET TOWER LIFE 38025				332,669,580

MET TOWER LIFE 38025 - ADJUSTMENT FROM MARKET TO CONTRACT VALUE	(11,744,447)
MET TOWER LIFE 38025 - CONTRACT VALUE	$320,925,133

RGA RGA00036 - 30.5% of MARKET VALUE	$89,387,147
IGT INVESCO SHORT-TERM BOND FUND	201,738,788
FAIR VALUE RGA RGA00036	291,125,935
RGA RGA00036 - ADJUSTMENT FROM MARKET TO CONTRACT VALUE	(8,071,807)
RGA RGA00036 - CONTRACT VALUE	$283,054,128

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION

23.1 *	Consent of BDO USA, LLP

* Filed herewith

SIGNATURES

The Plan. Pursuant to the requirements of the Securities Exchange Act of 1934, the trustees (or other persons who administer the employee benefit plan) have duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN

DATE: June 14, 2021	BY: /s/ BRYAN JENDRETZKE
Bryan Jendretzke Global Benefits Director and Plan Administrator